Exhibit 10.1

EXECUTION VERSION

SUBORDINATED NOTE PURCHASE AGREEMENT

This SUBORDINATED NOTE PURCHASE AGREEMENT (this “Agreement”) is dated as of June 30, 2016, and is made by and among Franklin Financial Network, Inc., a Tennessee corporation (“Company”), and the several purchasers of the Subordinated Notes (each a “Purchaser” and collectively, the “Purchasers”).

RECITALS

WHEREAS, Company has requested that the Purchasers purchase from Company $20,000,000 in aggregate principal amount of Subordinated Notes (as defined herein), which aggregate amount is intended to qualify as Tier 2 Capital (as defined herein).

WHEREAS, Company has engaged Stephens Inc. as its exclusive placement agent (“Placement Agent”) for the offering of the Subordinated Notes.

WHEREAS, each of the Purchasers is an institutional “accredited investor” as such term is contemplated by Rule 501 of Regulation D (“Regulation D”) promulgated under the Securities Act (as defined below), as well as a “qualified institutional buyer” as such term is defined in Rule 144A promulgated under the Securities Act.

WHEREAS, the sale of the Subordinated Notes by Company is being made pursuant to Rule 506(b) of Regulation D.

WHEREAS, each Purchaser is willing to purchase from Company a Subordinated Note in the principal amount set forth on the signature page to this Agreement executed by such Purchaser (the “Subordinated Note Amount”) in accordance with the terms, subject to the conditions and in reliance on, the recitals, representations, warranties, covenants and agreements set forth herein and in the Subordinated Notes.

NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

1. DEFINITIONS.

1.1 Defined Terms. The following capitalized terms generally used in this Agreement and in the Subordinated Notes have the meanings defined or referenced below. Certain other capitalized terms used only in specific sections of this Agreement may be defined in such sections.

“Affiliate(s)” means, (i) with respect to any Person, such Person’s immediate family members, partners, members or parent and subsidiary corporations, and any other Person directly or indirectly controlling, controlled by, or under common control with said Person and their respective Affiliates, and (ii) with respect to Company, shall include any Person beneficially owning or holding, directly or indirectly, ten percent (10%) or more of any class of voting or equity interest of Company or any Subsidiary of Company or any Person of which Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, ten percent (10%) or more of any class of voting or equity interests.

“Bank” means Franklin Synergy Bank, a Tennessee state bank and wholly owned subsidiary of Company.

EXECUTION VERSION

“Bank Regulatory Authority(ies)” means the FDIC, the FRB, the Department of Financial Institutions, the CFPB and any other federal or state bank regulatory authorities with jurisdiction over Company, Bank or any of Company’s other subsidiaries.

“Business Day” means any day other than a Saturday, Sunday or any other day on which banking institutions in the City of New York, New York or the State of Tennessee are permitted or required by any applicable law or executive order to close.

“CFPB” means the Consumer Financial Protection Bureau.

“Closing” has the meaning set forth in Section 2.5.

“Closing Date” has the meaning set forth in Section 2.5.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations and published interpretations thereunder.

“Commission” shall mean the Securities and Exchange Commission.

“Company” has the meaning set forth in the preamble hereto and shall include any successors to Company.

“Company’s Liabilities” means Company’s obligations under the Transaction Documents.

“Company’s SEC Reports” means (i) Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, (ii) Company’s Definitive Proxy Statement on Schedule 14A related to its 2016 Annual Meeting of Shareholders, (iii) Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016, and (iv) any Current Report on Form 8-K, each as filed or furnished by Company with the Commission pursuant to the requirements of the Exchange Act.

“CRA” has the meaning set forth in Section 4.7.2.

“Department of Financial Institutions” means the Tennessee Department of Financial Institutions.

“Disbursement” has the meaning set forth in Section 3.1.

“Dollars” or “$” means a dollar or other equivalent unit of legal tender for payment of public or private debts in the United States.

“Equity Interest” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person which is not a corporation, and any and all warrants, options or other rights to purchase any of the foregoing.

“Environmental Laws” means any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of Hazardous Materials or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

EXECUTION VERSION

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder.

“ERISA Affiliate” means, with respect to Company or a Subsidiary, any member of any group of organizations described in Sections 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA of which Company or such Subsidiary is a member.

“Event of Default” has the meaning set forth in the Subordinated Notes.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Existing Subordinated Notes” means Company’s issued and outstanding Fixed-to-Floating Rate Subordinated Notes due 2026, initially issued in the aggregate principal amount of $40,000,000 pursuant to that certain Indenture and that certain Supplemental Indenture, each by and between Company and U.S. Bank National Association, as Trustee, and each dated March 31, 2016.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“FDIC” means the Federal Deposit Insurance Corporation.

“Fixed Interest Payment Date” means January 1and July 1of each year, beginning January 1, 2017.

“Floating Interest Payment Date” means January 1, April 1, July 1 and October 1of each year, beginning October 1, 2021.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America.

“Governmental Agency(ies)” means any arbitrator, court, governmental body, regulatory body, administrative agency or other authority, body or agency having jurisdiction over Company or any of its Subsidiaries or any of their respective properties, assets or operations.

“Governmental Licenses” has the meaning set forth in Section 4.4.

“Hazardous Materials” means chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products, asbestos-containing materials or mold.

“Hazardous Materials Laws” mean any laws, regulations, permits, licenses or requirements pertaining to the protection, preservation, conservation or regulation of the environment which relates to real property, including: the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901 et seq.; the Comprehensive Environment Response, Compensation and Liability Act of 1980, as amended (including the Superfund Amendments and Reauthorization Act of 1986), 42 U.S.C. Section 9601 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, as amended, 29 U.S.C.

EXECUTION VERSION

Section 651; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Mine Safety and Health Act of 1977, as amended, 30 U.S.C. Section 801 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; and all comparable state and local laws, laws of other jurisdictions or orders and regulations.

“Indebtedness” means and includes: (i) all items arising from the borrowing of money that, according to GAAP, would be included in determining total liabilities as shown on the consolidated balance sheet of Company; and (ii) all obligations secured by any lien on Property or other assets owned by Company whether or not such obligations shall have been assumed; provided, however, Indebtedness shall not include deposits or other indebtedness created, incurred or maintained in the ordinary course of Company’s or Bank’s business (including, without limitation, federal funds purchased, advances from any Federal Home Loan Bank, secured deposits of municipalities, letters of credit issued by Company or Bank and repurchase arrangements) and consistent with customary banking practices and applicable laws and regulations.

“Intellectual Property” has the meaning set forth in Section 4.5.4.2.

“Interest Payment Date” means either a Fixed Interest Payment Date or a Floating Interest Payment Date, as applicable.

“Interest Period” means each three-month period beginning on a scheduled Interest Payment Date.

“Leases” means all leases, licenses or other documents providing for the use or occupancy of any portion of any Property, including all amendments, extensions, renewals, supplements, modifications, sublets and assignments thereof and all separate letters or separate agreements relating thereto.

“LIBOR” means the 3-month USD LIBOR, which will be the offered rate for 3-month deposits in U.S. dollars, as that rate appears on the Reuters Screen LIBOR01 Page (or any successor page thereto) as of 11:00 a.m., London time, as observed two London banking days prior to the first day of the applicable floating rate interest period. If 3-month USD LIBOR is not so displayed as of such time with respect to any applicable floating rate interest period, then Company will request the principal London offices of at least two banks to provide a quotation of their rates for deposits in U.S. dollars for a period comparable to the applicable floating rate interest period and the 3-month USD LIBOR for such floating rate interest period shall be the arithmetic mean of such quotations. A “London banking day” is a day on which commercial banks and foreign currency markets settle payments and are open for general business in London.

“Material Adverse Effect” means, with respect to any Person, any change or effect that (i) is or would be reasonably likely to be material and adverse to the financial position, results of operations, business or assets of such Person, or (ii) would materially impair the ability of any Person to perform its respective obligations under any of the Transaction Documents, or otherwise materially impede the consummation of the transactions contemplated hereby.

“Money Laundering Laws” has the meaning set forth in Section 4.14.2.

“More Favorable Provision” has the meaning set forth in Section 8.6.

“More Favorable Provision Certificate” has the meaning set forth in Section 8.6.

EXECUTION VERSION

“Paying Agent Agreement” is that certain Paying Agent, Registrar and Transfer Agent Agreement by and between Company and U.S. Bank.

“Person” means an individual, a corporation (whether or not for profit), a partnership, a limited liability company, a joint venture, an association, a trust, an unincorporated organization, a government or any department or agency thereof (including a Governmental Agency) or any other entity or organization.

“Placement Agent” has the meaning provided in the Recitals.

“Property” means any real property owned or leased by Company or any Affiliate or Subsidiary.

“Purchasers” has the meaning set forth in the preamble hereto.

“Redemption Date” with respect to any Subordinated Note or portion thereof to be redeemed, means the date fixed by Company for such redemption by or under this Agreement or such Subordinated Note.

“Regulation D” has the meaning set forth in the Recitals.

“Regulatory Agencies” means any federal or state agency charged with the supervision or regulation of depositary institutions or holding companies of depositary institutions, or engaged in the insurance of depositary institution deposits, or any court, administrative agency or commission or other authority, body or agency having supervisory or regulatory authority with respect to Company, Bank or any Subsidiaries.

“Sanctions” has the meaning set forth in Section 4.14.3.

“Secondary Market Transaction” has the meaning set forth in Section 5.7.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Security Register” means a register maintained by U.S. Bank on behalf of Company providing for the registration of the Subordinated Notes and any exchange or transfer thereof.

“Stated Maturity” means July 1, 2026.

“Subordinated Note” means the Subordinated Note (or collectively, the “Subordinated Notes”) in the form attached as Exhibit A hereto, as amended, restated, supplemented or modified from time to time, and each Subordinated Note delivered in substitution or exchange for such Subordinated Note.

“Subordinated Note Amount” has the meaning set forth in the Recitals.

“Subsidiary” means with respect to any Person, any corporation or entity in which a majority of the outstanding Equity Interest is directly or indirectly owned by such Person.

“Tier 2 Capital” has the meaning given to the term “Tier 2 Capital” under the FRB’s regulatory capital rules and guidelines (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking agency) as then in effect and applicable, for so long as any Subordinated Note is outstanding. “Appropriate federal banking agency” means the “appropriate federal banking agency” with respect to Company as that term is defined in Section 3(q) of the Federal Deposit Insurance Act or any successor provision.

EXECUTION VERSION

“Transaction Documents” has the meaning set forth in Section 3.2.1.

“USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“U.S. Bank” means U.S. Bank National Association.

1.2 Interpretations. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereof”, “herein” and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” when used in this Agreement without the phrase “without limitation,” shall mean “including, without limitation.” All references to time of day herein are references to Eastern Time unless otherwise specifically provided. All references to the Agreement and Subordinated Notes shall be deemed to be to such documents as amended, modified or restated from time to time. With respect to any reference in this Agreement to any defined term, (i) if such defined term refers to a Person, then it shall also mean all heirs, legal representatives and permitted successors and assigns of such Person, and (ii) if such defined term refers to a document, instrument or agreement, then it shall also include any replacement, extension or other modification thereof.

1.3 Exhibits Incorporated. All Exhibits attached are hereby incorporated into this Agreement.

2. SUBORDINATED DEBT.

2.1 General Matters.

2.1.1 Certain Terms. Subject to the terms and conditions herein contained, Company proposes to issue and sell to the Purchasers, severally and not jointly, Subordinated Notes in an amount equal to the aggregate of the Subordinated Note Amounts. Purchasers, severally and not jointly, each agree to purchase the Subordinated Notes from Company on the Closing Date in accordance with the terms of, and subject to the conditions and provisions set forth in, this Agreement and the Subordinated Notes. As a several (and not joint) obligation, no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder. The Subordinated Note Amounts shall be disbursed in accordance with Section 3.1. The Subordinated Notes shall bear interest per annum as set forth in the Subordinated Notes. The unpaid principal balance of the Subordinated Notes plus all accrued but unpaid interest thereon shall be due and payable on the Stated Maturity, or such earlier date on which such amount shall become due and payable on account of (i) acceleration by Purchasers in accordance with the terms of the Subordinated Notes and this Agreement or (ii) Company’s delivery of a notice of redemption or prepayment in accordance with the terms of the Subordinated Notes.

2.1.2 Subordination. The Subordinated Notes shall be subordinated in accordance with the subordination provisions set forth therein.

EXECUTION VERSION

2.2 The Subordinated Notes.

2.2.1 Computation of Interest. From and including the original issue date of the Subordinated Notes (June 30, 2016) to but excluding July 1, 2021, the rate at which the Subordinated Notes shall bear interest shall be 7.00% per annum, computed by Company on the basis of a 360-day year consisting of twelve 30-day months and payable semi-annually in arrears on Fixed Interest Payment Dates. From and including July 1, 2021 to but excluding the Stated Maturity, the rate at which the Subordinated Notes shall bear interest shall be a floating rate equal to LIBOR determined in good faith by Company on the determination date of the applicable Interest Period plus 604 basis points, computed on the basis of a 360-day year and the actual number of days elapsed and payable quarterly in arrears on Floating Interest Payment Dates. Any payment of principal of or interest on the Subordinated Notes that would otherwise become due and payable on a day which is not a Business Day will become due and payable on the next succeeding Business Day, with the same force and effect as if made on the date for payment of such principal or interest, and no interest will accrue in respect of such payment for the period after such day.

2.2.2 Evidence of Payment Obligation. The payment obligation of Company shall be further evidenced by the Subordinated Notes.

2.3 Maturity Date. On the Stated Maturity, all sums due and owing under this Agreement and the Subordinated Notes shall be repaid in full. Company acknowledges and agrees that Purchasers have not made any commitments, either express or implied, to extend the terms of the Subordinated Notes past their Stated Maturity, and shall not extend such terms beyond the Stated Maturity unless Company and Purchasers hereafter specifically otherwise agree in writing.

2.4 Unsecured Obligations. The obligations of Company to Purchasers under the Subordinated Notes shall be unsecured and not covered by a guarantee of Company or an Affiliate of Company.

2.5 The Closing. The execution and delivery of the Transaction Documents (the “Closing”) shall occur at the offices of Company at 10:00 a.m., or at such other place as the parties hereto may agree, simultaneously with the execution and delivery of this Agreement. The date of the Closing is hereinafter referred to as the “Closing Date”.

2.6 Payments. Company agrees that matters concerning payments and application of payments shall be as set forth in this Agreement and in the Subordinated Notes.

2.7 Right of Offset. Each Purchaser hereby expressly waives any right of offset it may have against Company.

2.8 Use of Proceeds. Company shall use the net proceeds from the sale of Subordinated Notes for general corporate purposes.

EXECUTION VERSION

3. DISBURSEMENT.

3.1 Disbursement. On the Closing Date, assuming all of the terms and conditions set forth in Section 3.2 have been satisfied by Company and Company has executed and delivered to Purchasers each of the Agreement and the Subordinated Notes and any other related documents in form and substance reasonably satisfactory to Purchasers, each Purchaser shall countersign and deliver the Agreement and disburse its respective Subordinated Note Amount in immediately available funds to Company in exchange for a Subordinated Note with a principal amount equal to such Subordinated Note Amount (the “Disbursement”). Company will deliver to the respective Purchaser one or more certificates representing the Subordinated Notes in definitive form (or provide evidence of the same with the original to be delivered by Company by overnight delivery on the next calendar day in accordance with the delivery instructions of Purchaser), registered in such names and denominations as such Purchasers may request. Such sale of Subordinated Notes to each Purchaser shall occur contemporaneously.

3.2 Conditions Precedent to Disbursement. In conjunction with and as additional (but independent) supporting evidence for certain of the covenants, representations and warranties made by Company herein, prior to and as a condition of the Disbursement, Company shall deliver or cause to be delivered to Purchasers each of the following:

3.2.1 Transaction Documents. This Agreement and the Subordinated Notes (collectively, the “Transaction Documents”), each duly authorized and executed by Company.

3.2.2 Authority Documents.

3.2.2.1 A copy, certified by the Secretary or Assistant Secretary of Company, of the Charter of Company;

3.2.2.2 A certificate of existence of Company issued by the Secretary of State of the State of Tennessee;

3.2.2.3 A copy, certified by the Secretary or Assistant Secretary, of the Bylaws of Company;

3.2.2.4 A copy, certified by the Secretary or Assistant Secretary of Company, of the resolutions of the board of directors of Company authorizing the execution, delivery and performance of the Transaction Documents;

3.2.2.5 An incumbency certificate of the Secretary or Assistant Secretary of Company certifying the names of the officer or officers of Company authorized to sign the Transaction Documents and the other documents provided for in this Agreement, together with a sample of the true signature of each such officer (a Purchaser may conclusively rely on such certificate until formerly advised by a like certificate of any changes therein); and

3.2.2.6 The opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, counsel to Company, dated as of the Closing Date, substantially in the form set forth at Exhibit B attached hereto addressed to the Purchasers and Placement Agent.

3.2.3 Other Requirements. Such other additional information regarding Company, Bank and any other Subsidiary and their respective assets, liabilities (including any liabilities arising from, or relating to, legal proceedings) and contracts as a Purchaser may reasonably require.

EXECUTION VERSION

3.2.4 Other Documents. Such other certificates, affidavits, schedules, resolutions, notes and/or other documents which are provided for hereunder or as a Purchaser may reasonably request.

3.2.5 CUSIP Number. The CUSIP Number for the Subordinated Notes is 35352P AB0.

4. REPRESENTATIONS AND WARRANTIES OF COMPANY.

Company hereby represents and warrants to each Purchaser as follows:

4.1 Organization and Authority.

4.1.1 Organization Matters of Company and Its Subsidiaries.

4.1.1.1 Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Tennessee and has corporate power and authority to own, lease and operate its properties and to conduct its business as currently operated and conducted and to enter into and perform its obligations under the Transaction Documents; and Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not, singly or in the aggregate, result in a Material Adverse Effect.

4.1.1.2 Bank is a bank chartered under the laws of the State of Tennessee to transact business as a state-chartered bank and the charter of Bank is in full force and effect. Bank is the only “significant subsidiary” of Company (as such term is defined in Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act). Each of Bank and each other Subsidiary of Company has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or other organization, has corporate or similar power and authority to own, lease and operate its properties and to conduct its business as currently operated and conducted and is duly qualified to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or to be in good standing would not, singly or in the aggregate, result in a Material Adverse Effect. All of the issued and outstanding capital stock of each of Bank and each other Subsidiary of Company has been duly authorized and validly issued, is fully paid and non-assessable and is owned by Company, directly or through other subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity. None of the outstanding shares of capital stock of Bank or any other Subsidiary of Company were issued in violation of the preemptive or similar rights of any securityholder of Bank or such other Subsidiary. The only Subsidiaries of Company are (A) the subsidiaries listed on Exhibit 21.1 to Company’s Annual Report on Form 10-K for the year ended December 31, 2015 as filed with the Commission on March 15, 2016 and (B) certain other subsidiaries which, considered in the aggregate as a single subsidiary, do not constitute a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act.

4.1.1.3 Bank is an “insured depository institution” within the meaning of Section 3(c)(2) of the Federal Deposit Insurance Act, as amended, and to Company’s knowledge, no proceeding for the termination or revocation of deposit insurance is pending or, to Company’s knowledge, threatened against Bank. To Company’s knowledge, neither Bank, Company or any of its other Subsidiaries is a party to or subject to any order, decree, agreement, memorandum of understanding or other regulatory enforcement action, proceeding or order with or by, or is a party to or recipient of a commitment letter, supervisory letter or similar undertaking to or from, or is subject to any directive by, any Bank Regulatory Authority.

EXECUTION VERSION

4.1.2 Capitalization. The Charter of Company, dated April 5, 2007, as amended by the Articles of Amendment to the Charter dated November 15, 2007, June 17, 2010, September 26, 2011, September 27, 2011 and March 10, 2015, authorizes Company to issue 20,000,000 shares of common stock and 1,000,000 shares of preferred stock. As of June 28, 2016, there were 10,688,177 shares of Company’s common stock issued and outstanding and no shares of Company’s preferred stock outstanding (such shares of capital stock outstanding are exclusive of any subsequent issuances, if any, pursuant to reservations, agreements or employee benefit plans of Company or pursuant to the exercise of Company’s outstanding convertible securities or options). The outstanding shares of capital stock of Company have been duly authorized and validly issued and are fully paid and non-assessable. None of the outstanding shares of capital stock of Company were issued in violation of the preemptive or other similar rights of any securityholder of Company. All of the outstanding shares of capital stock of Bank are owned beneficially and of record by Company and have been duly authorized and validly issued and are fully paid and non-assessable.

4.2 Taxes. All United States federal income tax returns of Company and its Subsidiaries required by law to be filed have been filed and all taxes shown by such returns or otherwise assessed, which are due and payable, have been paid, except assessments against which appeals have been or will be promptly taken and as to which adequate reserves have been provided. The United States federal income tax returns of Company through the fiscal year ended December 31, 2015 have been settled and no assessment in connection therewith has been made against Company. Company and its Subsidiaries have filed all other tax returns that are required to have been filed by them pursuant to applicable foreign, state, local or other law except insofar as the failure to file such returns would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and has paid all taxes due pursuant to such returns or pursuant to any assessment received by Company and its Subsidiaries, except for such taxes, if any, as are being contested in good faith and as to which adequate reserves have been established by Company. The charges, accruals and reserves on the books of Company in respect of any income and corporation tax liability for any years not finally determined are adequate to meet any assessments or re-assessments for additional income tax for any years not finally determined, except to the extent of any inadequacy that would not, singly or in the aggregate, result in a Material Adverse Effect.

4.3 No Impediment to Transactions.

4.3.1 Transaction is Legal and Authorized. The issuance of the Subordinated Notes, the borrowing of the aggregate of the Subordinated Note Amounts, the execution and delivery of the Transaction Documents and compliance by Company with all of the provisions of the Transaction Documents are within the corporate and other powers of Company.

4.3.2 Agreement. This Agreement has been duly authorized, executed and delivered by the Company, and, assuming due authorization, execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligations of Company, enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.

4.3.3 Subordinated Notes. The Subordinated Notes have been duly authorized by Company and, when duly executed, authenticated, issued and delivered to the Purchasers and paid for as provided herein, will constitute valid and legally binding obligations of Company, enforceable against Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.

EXECUTION VERSION

4.3.4 Exemption from Registration. Neither Company, nor any of its Subsidiaries or Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Subordinated Notes. Assuming the accuracy of the representations and warranties of each Purchaser set forth in this Agreement, the Subordinated Notes will be issued in a transaction exempt from the registration requirements of the Securities Act.

4.3.5 Absence of Violations, Defaults and Conflicts. Neither Company nor any of its Subsidiaries is (i) in violation of its charter, by-laws or similar organizational document, (ii) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which Company or any of its Subsidiaries is a party or by which it or any of them may be bound or to which any of the properties, assets or operations of Company or any of its Subsidiaries is subject (collectively, “Agreements and Instruments”), except for such defaults that would not, singly or in the aggregate, result in a Material Adverse Effect, or (iii) in violation of any law, statute, rule, regulation, judgment, order, writ or decree of any Governmental Agency, except for such violations that would not, singly or in the aggregate, result in a Material Adverse Effect. The execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated by the Transaction Documents and compliance by Company with its obligations under the Transaction Documents have been duly authorized by all necessary corporate action and do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any properties or assets of Company or any of its Subsidiaries pursuant to, the Agreements and Instruments (except for such conflicts, breaches, defaults or Repayment Events or liens, charges or encumbrances that would not, singly or in the aggregate, result in a Material Adverse Effect), nor will such action result in any violation of the provisions of the charter, by-laws or similar organizational document of Company or any of its Subsidiaries or any law, statute, rule, regulation, judgment, order, writ or decree of any Governmental Agency. As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other financing instrument or agreement (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such financing by Company or any of its Subsidiaries.

4.3.6 Absence of Further Requirements. Except for a Current Report on Form 8-K and a Form D to be filed by Company with the Commission and certain filings to be made pursuant to state securities “blue sky” laws, no filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any Governmental Agency is necessary or required for the due authorization, execution, delivery or performance by Company of its obligations under the Transaction Documents or for the offering, issuance or sale of the Subordinated Notes hereunder or the consummation of the transactions contemplated by the Transaction Documents.

4.3.7 No Prohibition by Regulators. Company has not received notice, nor is it aware, of any order, action, suit, proceeding, or proclamation of any entity having regulatory authority over it or its business operations, including any Governmental Agency, that would preclude or would be violated by Company’s entering into the Transaction Documents and delivery of the Subordinated Notes.

4.3.8 No Integration. Neither Company nor any Affiliates of Company has, prior to the date of this Agreement, made any sale or offer for sale, or solicited any offer to buy, or otherwise negotiated in respect of any security (as defined in Section 2 of the Securities Act) that will be integrated with the offer or sale of the Subordinated Notes in a manner that would require the registration under the Securities Act of the sale of the Subordinated Notes to the Purchasers.

EXECUTION VERSION

4.4 Possession of Licenses and Permits. Company and its Subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate Governmental Agencies necessary to conduct the business now operated by them, except where the failure so to possess would not, singly or in the aggregate, result in a Material Adverse Effect. Company and its Subsidiaries are in compliance with the terms and conditions of all Governmental Licenses, except where the failure so to comply would not, singly or in the aggregate, result in a Material Adverse Effect. All of the Governmental Licenses are valid and in full force and effect, except when the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, singly or in the aggregate, result in a Material Adverse Effect. Neither Company nor any of its Subsidiaries has received any notice of proceedings relating to the revocation or modification of any Governmental Licenses.

4.5 Financial Condition.

4.5.1 Company Financial Statements. The financial statements included in Company’s SEC Reports, together with the related schedules and notes, present fairly the financial position of Company and its consolidated subsidiaries at the dates indicated and the statement of operations, stockholders’ equity and cash flows of Company and its consolidated subsidiaries for the periods specified; said financial statements have been prepared in conformity with GAAP applied on a consistent basis throughout the periods involved. The supporting schedules, if any, present fairly in accordance with GAAP the information required to be stated therein.

4.5.2 Absence of Default. Since the date of the latest audited financial statements, no event has occurred which either of itself or with the lapse of time or the giving of notice or both, would give any creditor of Company the right to accelerate the maturity of any material Indebtedness of Company. Company is not in default under any other lease, agreement or instrument, or any law, rule, regulation, order, writ, injunction, decree, determination or award, non-compliance with which could reasonably be expected to result in a Material Adverse Effect on Company.

4.5.3 Solvency. After giving effect to the consummation of the transactions contemplated by the Transaction Documents, Company has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is solvent and able to pay its debts as they mature. No transfer of Property or assets is being made and no indebtedness is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Company or any Subsidiary.

4.5.4 Title to Property; Possession of Intellectual Property.

4.5.4.1 Company and its Subsidiaries have good and marketable title to all real property owned by them and good title to all other properties owned by them, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind except those that are not material and do not, singly or in the aggregate, materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by Company or any of its Subsidiaries; and all of the leases and subleases material to the business of Company and its Subsidiaries, considered as one enterprise, are in full force and effect, and neither Company nor any such Subsidiary has any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of Company or any of its Subsidiaries under any of the leases or subleases mentioned above, or affecting or questioning the rights of Company or such Subsidiary to the continued possession of the leased or subleased premises under any such lease or sublease.

EXECUTION VERSION

4.5.4.2 Company and its Subsidiaries own or possess, or can acquire on reasonable terms, adequate rights to acquire all patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) necessary to carry on the business now operated by them, except where the failure to own, possess, employ, or acquire such Intellectual Property rights, singly or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and neither Company nor any of its Subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of Company or any of its Subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, singly or in the aggregate, would, singly or in the aggregate, result in a Material Adverse Effect.

4.6 No Material Adverse Effect. Since the date of the latest audited financial statements included in Company’s SEC Reports, (i) there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect on Company or any of its Subsidiaries; (ii) there have been no transactions entered into by Company or any of its Subsidiaries, other than transactions disclosed in Company’s filings with the Commission and transactions entered into in the ordinary course of business, which are material with respect to Company and its Subsidiaries considered as one enterprise, and (iii) there has been no dividend or distribution of any kind declared, paid or made by Company on any class or series of its capital stock other than dividends paid on Company’s Senior Non-Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”) , all outstanding shares of which were redeemed by Company on March 25, 2016.

4.7 Legal Matters.

4.7.1 Compliance with Law. Company and each of its Subsidiaries (i) have complied with and (ii) to Company’s knowledge, are not under investigation with respect to, and have not been threatened to be charged with any violation of any applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government, or any instrumentality or agency thereof, including each applicable Regulatory Agency, having jurisdiction over the conduct of its business or the ownership of its Properties or assets, except where any such failure to comply or violation would not reasonably be expected to have a Material Adverse Effect on Company or any of its Subsidiaries.

4.7.2 Banking Regulations. Company and each of its Subsidiaries are in material compliance with all applicable laws administered by, and regulations of, the Bank Regulatory Authorities. Company is duly registered as a bank holding company and qualified as a financial holding company under the Bank Holding Company Act of 1956, as amended. Other than Bank, Company does not own or control any depositary institution within the meaning of Section 3(c)(1) of the Federal Deposit Insurance Act, as amended. The deposit accounts of Bank are insured up to applicable limits by the FDIC, and no proceedings for the modification, termination or revocation of such insurance are pending or, to the knowledge of Company, threatened. Neither Company nor Bank or any of Company’s other Subsidiaries is a party to or subject to any order, decree, agreement memorandum of understanding or other regulatory enforcement action, proceeding or order with or by, or is a party to or recipient of a commitment letter, supervisory letter or similar undertaking to or from, or is subject to any directive by, any Bank Regulatory Authority. There is no unresolved violation, criticism or exception by any Bank Regulatory Authority with respect to any examination of Company, Bank or any of Company’s other Subsidiaries, which might

EXECUTION VERSION

reasonably be expected to result in a Material Adverse Effect. Bank is “well capitalized” as that term is defined at 12 CFR 325, Subpart B. Bank has received a Community Reinvestment Act (“CRA”) rating of “satisfactory” and has not been informed by the Bank Regulatory Authorities, or otherwise has any reason to believe, that such rating may be changed to less than “satisfactory” for CRA purposes.

4.7.3 Absence of Proceedings. There is no action, suit, proceeding, inquiry or investigation before or brought by any Governmental Agency now pending or, to the knowledge of Company, threatened, against or affecting Company or any of its Subsidiaries, which might reasonably be expected to result in a Material Adverse Effect, or which might reasonably be expected to materially and adversely affect their respective properties or assets or the consummation of the transactions contemplated in the Transaction Documents or the performance by Company of its obligations under the Transaction Documents; and the aggregate of all pending legal or governmental proceedings to which Company or any such Subsidiary is a party or of which any of their respective properties or assets is the subject, including ordinary routine litigation incidental to the business, could not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

4.7.4 Environmental. Except as would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) neither Company nor any of its Subsidiaries is in violation of any Environmental Laws, (ii) Company and its Subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements, (iii) there are no pending or, to the knowledge of Company, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings relating to any Environmental Law against Company or any of its Subsidiaries and (iv) to the knowledge of Company, there are no events or circumstances that would reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or Governmental Entity, against or affecting Company or any of its Subsidiaries relating to Hazardous Materials or any Environmental Laws.

4.7.5 No Broker Fees. Except for commissions paid to Placement Agent, neither Company nor any Subsidiary or Affiliate of Company is obligated to pay any broker, finder or other party any brokerage or finder’s fee or any other fee, commission or payment as a result of the transactions contemplated by this Agreement.

4.7.6 Investment Company Act. Company is not required, and upon the issuance and sale of the Subordinated Notes and the application of the net proceeds therefrom as herein contemplated will not be required, to register as an “investment company” under the Investment Company Act of 1940, as amended.

4.7.7 Not a U.S. Real Property Holding Corporation. Company is not, and has not been, a U.S. real property holding corporation within the meaning of Section 897 of the Code.

4.7.8 No Burdensome Agreements. None of Company, Bank or any other Subsidiary of Company is a party to any agreement, instrument or undertaking or subject to any other restriction (i) which currently has a Material Adverse Effect on Company, (ii) under or pursuant to which Company, Bank or any other Subsidiary of Company is or will be required to place (or under which any other Person may place) a lien upon any of its material Properties or assets securing Indebtedness either upon demand or upon the happening of a condition, with or without such demand, or (iii) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of Company that would be violated by its entering into this Agreement and its issuance of the Subordinated Notes, except, in each case, for liens securing advances by the Federal Home Loan Bank and the Federal Reserve Bank of Atlanta as disclosed in the Company’s SEC Reports or entered into in the ordinary course of business.

EXECUTION VERSION

4.8 No Misstatement. No information, exhibit, report, schedule or document, when viewed together as a whole, furnished by Company to Purchasers in connection with the negotiation, execution or performance of this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances when made or furnished to Purchasers and as of the Closing Date.

4.9 SEC Reports. Company is subject to, and is in compliance in all material respects with, the reporting requirements of Section 13 and Section 15(d), as applicable, of the Exchange Act. Company’s SEC Reports at the time they were filed with the Commission, complied in all material respects with the requirements of the Exchange Act and did not and do not include any untrue statement of material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.10 Accounting Controls and Disclosure Controls. Company and each of its Subsidiaries maintain effective internal control over financial reporting (as defined under Rule 13a-15 and 15d-15 of the rules and regulations promulgated under the Exchange Act) and a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since the end of Company’s most recent audited fiscal year, there has been (a) no material weakness in Company’s internal control over financial reporting (whether or not remediated) and (b) no change in Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, Company’s internal control over financial reporting. Company and each of its Subsidiaries maintain an effective system of disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 of the rules and regulations promulgated under the Exchange Act) that are designed to ensure that information required to be disclosed by Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms, and is accumulated and communicated to Company’s management, including its principal executive officer or officers and principal financial officer or officers, as appropriate, to allow timely decisions regarding disclosure.

4.11 Compliance with the Sarbanes-Oxley Act. There is and has been no failure on the part of Company or any of Company’s directors or officers, in their capacities as such, to comply in all material respects with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, including Section 402 related to loans and Sections 302 and 906 related to certifications.

4.12 Independent Accountants. The accountants who certified the financial statements and the related schedules and notes included in the Company’s SEC Reports are independent public accountants as required by the Securities Act, the Exchange Act and the Public Company Accounting Oversight Board.

4.13 ERISA. Company and each ERISA Affiliate are in compliance in all material respects with all presently applicable provisions of ERISA, except as would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No “reportable event” (as defined in ERISA) has occurred with respect to any “employee benefit plan” (as defined in ERISA) established or maintained by Company, its Subsidiaries or their ERISA Affiliates that would, singly or in the aggregate,

EXECUTION VERSION

reasonably be expected to result in a Material Adverse Effect. Except as would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) Company and each of its Subsidiaries or their ERISA Affiliates have not incurred and do not expect to incur liability under (a) Title IV of ERISA with respect to termination of, or withdrawal from, any “employee benefit plan” or (b) Sections 412, 4971, 4975 or 4980B of the Code and (ii) each “employee benefit plan” for which Company and each of its Subsidiaries or any of their ERISA Affiliates would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.

4.14 Foreign Assets Control Regulations, Etc.

4.14.1 Foreign Corrupt Practices Act. None of Company, any of its Subsidiaries or, to the knowledge of Company, any director, officer, agent, employee, Affiliate or other person acting on behalf of Company or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the FCPA, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, and Company and, to the knowledge of Company, its Affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

4.14.2 Money Laundering Laws. The operations of Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Agency (collectively, the “Money Laundering Laws”); and no action, suit or proceeding by or before any Governmental Entity involving Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of Company, threatened.

4.14.3 Office of Foreign Assets Control. None of Company, any of its Subsidiaries or, to the knowledge of Company, any director, officer, agent, employee, Affiliate or representative of Company or any of its Subsidiaries is an individual or entity currently the subject or target of any sanctions administered or enforced by the United States Government, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor is Company located, organized or resident in a country or territory that is the subject of Sanctions; and Company will not directly or indirectly use the proceeds of the sale of the Subordinated Notes, or lend, contribute or otherwise make available such proceeds to any Subsidiaries, joint venture partners or other Person, to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.

4.15 Representations and Warranties Generally. The representations and warranties of Company set forth in this Agreement that do not contain a “Material Adverse Effect” qualification or other express materiality or similar qualification are true and correct in all material respects (i) as of the

EXECUTION VERSION

Closing Date and (ii) as otherwise specifically provided herein. The representations and warranties of Company set forth in this Agreement that contain a “Material Adverse Effect” qualification or any other express materiality or similar qualification are true and correct (a) as of the Closing Date and (b) as otherwise specifically provided herein. None of the representations, warranties, covenants and agreements made in this Agreement or in any certificate or other document delivered to Purchasers by or on behalf of Company pursuant to or in connection with this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances when made and as of the Closing Date. Such representations and warranties shall be deemed to have been relied upon by each Purchaser notwithstanding a Purchaser’s review of any documents or materials delivered by Company to a Purchaser pursuant to the terms hereof and notwithstanding any investigation heretofore or hereafter made by Purchasers or on their behalf (and Company hereby acknowledges such reliance by each Purchaser), provided that each Purchaser represents that as of the date of this Agreement it has no actual knowledge that any of Company’s representations or warranties is or might be inaccurate; and the covenants and agreements of Company to the Purchasers that by their nature are to be performed in the future shall continue in full force and effect so long as they remain unperformed.

5. GENERAL COVENANTS, CONDITIONS AND AGREEMENTS.

Company hereby further covenants and agrees with each Purchaser as follows:

5.1 Compliance with Transaction Documents. Company shall comply with, observe and timely perform each and every one of its covenants, agreements, undertakings and obligations under the Transaction Documents.

5.2 Affiliate Transactions. Company shall not itself, nor shall it cause, permit or allow any Subsidiary to enter into any transaction, including, the purchase, sale or exchange of Property or other assets or the rendering of any service, with any Affiliate of Company except in the ordinary course of business and pursuant to the reasonable conduct of Company’s or such Affiliate’s business and upon terms consistent with applicable laws and regulations and reasonably found by the appropriate board(s) of directors to be fair and reasonable and no less favorable to Company or such Affiliate than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate.

5.3 Compliance with Laws.

5.3.1 Generally. Company shall comply and cause each of its Subsidiaries to comply with all applicable laws, statutes, rules, regulations, orders and restrictions in respect of the conduct of its business and the ownership of its properties, including without limitation Hazardous Materials Law, except, in each case, where such noncompliance would not reasonably be expected to have a Material Adverse Effect on Company.

5.3.2 Regulated Activities. Company shall not itself, nor shall it cause, permit or allow any Subsidiary to (i) engage in any business or activity not permitted by all applicable laws and regulations, except where such business or activity would not reasonably be expected to have a Material Adverse Effect on Company, Bank and/or such Subsidiary or (ii) make any loan or advance secured by the capital stock of another bank or depository institution, or acquire the capital stock, assets or obligations of or any interest in another bank or depository institution, in each case other than in accordance with applicable laws and regulations and safe and sound banking practices.

EXECUTION VERSION

5.3.3 Taxes. Company shall and shall cause any of its Subsidiaries to promptly pay and discharge all taxes, assessments and other governmental charges imposed upon Company or any Subsidiary or upon the income, profits, or Property or other assets of Company or any Subsidiary and all claims for labor, material or supplies which, if unpaid, might by law become a lien or charge upon the property of Company or any Subsidiary. Notwithstanding the foregoing, none of Company or any other Subsidiary shall be required to pay any such tax, assessment, charge or claim, so long as the validity thereof shall be contested in good faith by appropriate proceedings, and appropriate reserves therefor shall be maintained on the books of Company and such other Subsidiary.

5.3.4 Corporate Existence. Company shall do or cause to be done all things reasonably necessary to maintain, preserve and renew its corporate existence and that of its Subsidiaries and its and their rights and franchises, and comply in all material respects with all related laws applicable to Company or its Subsidiaries. Company in its sole discretion, and without consent of Purchasers, may dissolve any of its subsidiaries that are not “significant subsidiaries” (as defined in Article 1, Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act) and are no longer conducting material business activities at the date of dissolution.

5.3.5 Use of Proceeds; Margin Regulations. Company will apply the proceeds of the sale of the Subordinated Notes as set forth in Section 2.8 of this Agreement. No part of the proceeds from the sale of the Subordinated Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the FRB (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve Company in a violation of Regulation X of the FRB (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of the FRB (12 CFR 220). Margin stock does not constitute more than twenty-five percent (25%) of the value of the consolidated assets of Company and its Subsidiaries and Company does not have any present intention that margin stock will constitute more than twenty-five percent (25%) of the value of such assets. As used in this Section 5.3.5, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

5.3.6 Dividends, Payments, and Guarantees During Event of Default. During the continuance of an Event of Default and except as required by any federal or state Governmental Agency, Company agrees not to (i) declare or pay any dividends on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock, (ii) make any payment of principal of, or interest or premium, if any, on, or repay, repurchase or redeem any of Company’s debt that ranks equal with the Subordinated Notes, including, without limitation, the Existing Subordinated Notes, or junior to the Subordinated Notes, or (iii) make any payments under any guarantee that ranks equal with or junior to the Subordinated Notes, other than (a) any dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, any class of Company’s common stock, (b) any declaration of a dividend in connection with the implementation of a shareholders’ rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, (c) as a result of a reclassification of Company’s capital stock or the exchange or conversion of one class or series of Company’s capital stock for another class or series of Company’s capital stock, (d) the purchase of fractional interests in shares of Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, or (e) purchases of any class of Company’s common stock related to the issuance of common stock or rights under any benefit plans for Company’s directors, officers or employees or any of Company’s dividend reinvestment plans.

5.3.7 Limitation Upon Disposition of Voting Stock of Bank. Except as set forth below, Company will not sell, assign, pledge, transfer or otherwise dispose of, or permit the issuance of, or permit a direct or indirect majority owned entity of Company to sell, assign, pledge, transfer or otherwise dispose of, any shares of voting stock or any securities convertible into or options, warrants or rights to subscribe for or purchase shares of voting stock of (i) Bank, or (ii) any Subsidiary which owns shares of

EXECUTION VERSION

voting stock or any securities convertible into or options, warrants or rights to subscribe for or purchase shares of voting stock of Bank; provided, however, that nothing in this Section 5.3.7 shall prohibit any dispositions made by Company or any Subsidiary (a) acting in a fiduciary capacity for any Person other than Company or any Subsidiary, or (b) to Company or any of its wholly-owned Subsidiaries. Notwithstanding the foregoing, sales, assignments, pledges, transfers, issuances or other dispositions of shares of voting stock or securities convertible into or options, warrants or rights to subscribe for or purchase shares of voting stock of Bank or any Subsidiary which owns shares of voting stock or any securities convertible into or options, warrants or rights to subscribe for or purchase shares of voting stock of Bank, may be made where: (1) the sales, assignments, pledges, transfers, issuances or other dispositions are made, in the minimum amount required by law, to any Person for the purpose of the qualification of such Person to serve as a director, or (2) the sales, assignments, pledges, transfers, issuances or other dispositions are made in compliance with an order of a court or regulatory authority of competent jurisdiction, or (3) the sales, assignments, pledges, transfers, issuances or other dispositions are made in connection with a merger or consolidation of Bank with or into a wholly-owned subsidiary of Bank or Company if, after such merger or consolidation with such entity, Company owns, directly or indirectly, not less than the percentage of voting stock of the surviving entity of such transaction as it owned of Bank prior to such transaction, or (4) the sales, assignments, pledges, transfers, issuances or other dispositions are for fair market value (as determined by the board of directors of Company) and, after giving effect to such disposition or issuance and any potential dilution, Company and its wholly-owned Subsidiaries will own directly or indirectly not less than 80% of the voting stock of Bank or such Subsidiary, or (5) Bank sells additional shares of voting stock to its stockholders at any price, if, after such sale, Company owns, directly or indirectly, not less than the percentage of voting stock of Bank it owned prior to such sale, or (6) a pledge is made or a lien is created to secure loans or other extensions of credit by Bank subject to Section 23A of the Federal Reserve Act, or (7) the sales, assignments, pledges, transfers, issuances, mortgages, encumbrances, liens, charges of any kind or other dispositions are made in connection with the renewal, refinancing or incurrence of any Indebtedness ranking senior to the Subordinated Notes.

5.3.8 Limitation Upon Creation of Liens on Capital Stock of Bank. Except as provided in Section 5.3.7 hereof, Company will not at any time, directly or indirectly, create, assume, incur or suffer to be created, assumed or incurred or to exist any mortgage, pledge, encumbrance or lien or charge of any kind upon (i) any shares of capital stock of Bank (other than directors’ qualifying shares), or (ii) any shares of capital stock of a Subsidiary which owns capital stock of Bank; provided, however, that, notwithstanding the foregoing, Company may incur or suffer to be incurred or to exist upon such capital stock (a) liens for taxes, assessments or other governmental charges or levies which are not yet due or are payable without penalty or of which the amount, applicability or validity is being contested by Company in good faith by appropriate proceedings and Company shall have set aside on its books adequate reserves with respect thereto (segregated to the extent required by GAAP), or (b) the lien of any judgment, if such judgment shall not have remained undischarged, or unstayed on appeal or otherwise, for more than sixty (60) days.

5.3.9 Tier 2 Capital. If all or any portion of the Subordinated Notes ceases to be deemed to be Tier 2 Capital, other than due to the limitation imposed on the capital treatment of subordinated debt during the five (5) years immediately preceding the Stated Maturity of the Subordinated Notes as provided in 12 C.F.R. Part 217.20(d)(iv), Company will immediately notify the Purchasers, and thereafter Company and the Purchasers will work together in good faith to execute and deliver, subject to Section 8.3, all agreements as reasonably necessary in order to restructure the applicable portions of the obligations evidenced by the Subordinated Notes to qualify as Tier 2 Capital.

EXECUTION VERSION

5.4 No Integration. Company shall not, and shall use its commercially reasonable efforts to ensure that no Affiliate of Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that will be integrated with the offer or sale of the Subordinated Notes in a manner that would require the registration under the Securities Act of the sale of the Subordinated Notes to the Purchasers.

5.5 Absence of Control. It is the intent of the parties to this Agreement that in no event shall Purchasers, by reason of any of the Transaction Documents, be deemed to control, directly or indirectly, Company, and Purchasers shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of Company.

5.6 Secondary Market Transactions. To the extent and so long as not violative of Section 6.4 hereof, each Purchaser shall have the right at any time and from time to time to securitize its Subordinated Notes or any portion thereof in a single asset securitization or a pooled loan securitization of rated single or multi-class securities secured by or evidencing ownership interests in the Subordinated Notes (each such securitization is referred to herein as a “Secondary Market Transaction”). In connection with any such Secondary Market Transaction, Company shall, at Company’s expense, cooperate with Purchasers and otherwise reasonably assist Purchasers in satisfying the market standards to which Purchasers customarily adhere or which may be reasonably required in the marketplace or by applicable rating agencies in connection with any such Secondary Market Transaction, but in no event shall Company be required to incur any material costs or expenses in connection therewith. Subject to any written confidentiality obligation, including the terms of any nondisclosure agreement between Purchaser and Company, all information regarding Company may be furnished to any Person reasonably deemed necessary by Purchaser in connection with participation in such Secondary Market Transaction. All documents, financial statements, appraisals and other data relevant to Company or the Subordinated Notes may be retained by any such Person subject to the terms of any nondisclosure agreement between Purchaser and Company.

5.7 Bloomberg and DTC. Company shall use commercially reasonable efforts to cause the Subordinated Notes to be quoted on Bloomberg and to be registered in the name of The Depository Trust Company as contemplated by Section 8(a) of the Subordinated Note.

5.8 Rule 144A Information. While any Subordinated Notes remain “restricted securities” within the meaning of the Securities Act, Company shall use commercially reasonable efforts to (i) make and keep public information available, as those terms are understood and defined in Rule 144(c)(1) under the Securities Act or any similar or analogous rule promulgated under the Securities Act and (ii) (a) file with the Commission, in a timely manner, all reports and other documents required of Company under the Exchange Act, and (b) if at any time Company is not required to file such reports, make available, upon the request of any Purchaser or subsequent holder of any Subordinated Notes, such information necessary to permit sales pursuant to Rule 144A under the Securities Act (including the information required by Rule 144A(d)(4) under the Securities Act).

6. REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASERS.

Each Purchaser hereby represents and warrants to Company, and covenants with Company, severally and not jointly, as follows:

6.1 Legal Power and Authority. It has all necessary power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. It is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

EXECUTION VERSION

6.2 Authorization and Execution. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of such Purchaser, and this Agreement is a legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.

6.3 No Conflicts. Neither the execution, delivery or performance of the Transaction Documents nor the consummation of any of the transactions contemplated thereby will conflict with, violate, constitute a breach of or a default (with the passage of time or otherwise) under (i) its organizational documents, (ii) any agreement to which it is party, (iii) any law applicable to it or (iv) any order, writ, judgment, injunction, decree, determination or award binding upon or affecting it.

6.4 Purchase for Investment. It is purchasing the Subordinated Note for its own account and not with a view to distribution and with no present intention of reselling, distributing or otherwise disposing of the same. It has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for, or which is likely to compel, a disposition of the Subordinated Notes in any manner.

6.5 Institutional Accredited Investor; Qualified Institutional Buyer. It is and will be on the Closing Date an institutional “accredited investor” as such term is defined in Rule 501(a) of Regulation D and as contemplated by subsections (1), (2), (3) and (7) of Rule 501(a) of Regulation D, and has no less than $5,000,000 in total assets. It is and will be on the Closing Date a “qualified institutional buyer” as such term is defined in Rule 144A under the Securities Act.

6.6 Financial and Business Sophistication. It has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the prospective investment in the Subordinated Notes. It has relied solely upon its own knowledge of, and/or the advice of its own legal, financial or other advisors with regard to, the legal, financial, tax and other considerations involved in deciding to invest in the Subordinated Notes.

6.7 Private Placement; No Registration of Securities. It understands and acknowledges that the Subordinated Notes are being sold by Company without registration under the Securities Act in reliance on the exemption from federal and state registration set forth in, respectively, Rule 506(b) of Regulation D promulgated under Section 4(a)(2) of the Securities Act and Section 18 of the Securities Act, or any state securities laws, and accordingly, may be resold, pledged or otherwise transferred only if exemptions from the Securities Act and applicable state securities laws are available to it. It further understands and acknowledges that, Company will not be obligated in the future to register the Subordinated Notes under the Securities Act or the Exchange Act, or under any state securities laws. Neither Placement Agent nor Company has made or is making any representation, warranty or covenant, express or implied, as to the availability of any exemption from registration under the Securities Act or any applicable state securities laws for the resale, pledge or other transfer of the Subordinated Notes, or that the Subordinated Note(s) purchased by it will ever be able to be lawfully resold, pledged or otherwise transferred.

6.8 Ability to Bear Economic Risk of Investment. It recognizes that an investment in the Subordinated Notes involves substantial risk. It has the ability to bear the economic risk of the prospective investment in the Subordinated Notes, including the ability to hold the Subordinated Notes indefinitely, and further including the ability to bear a complete loss of all of its investment in Company. It has adequate means of providing for its current needs and personal contingencies and has no need for liquidity in this investment.

EXECUTION VERSION

6.9 Information. It acknowledges that: (i) it is not being provided with the disclosures that would be required if the offer and sale of the Subordinated Notes were registered under the Securities Act, nor is it being provided with any registration statement, offering circular, prospectus or prospectus supplement prepared in connection with the offer and sale of the Subordinated Notes, the Existing Subordinated Notes or any other securities of Company or any of its Subsidiaries; (ii) it has conducted its own examination of Company and the terms of the Subordinated Notes to the extent it deems necessary to make its decision to invest in the Subordinated Notes; (iii) it has availed itself of publicly available financial and other information concerning Company to the extent it deems necessary to make its decision to purchase the Subordinated Notes (including meeting with representatives of Company); and (iv) it has not received nor relied on any form of general solicitation or general advertising (within the meaning of Regulation D) from Company in connection with the offer or sale of the Subordinated Notes. It has reviewed the information set forth in Company’s SEC Reports and the exhibits and schedules thereto and the information contained in the online data room established by Company on Ansarada, as of June 24, 2016.

6.10 Access to Information. It acknowledges that it and its advisors have been furnished with all materials relating to the business, finances and operations of Company that have been requested of it or its advisors and have been given the opportunity to ask questions of, and to receive answers from, persons acting on behalf of Company concerning terms and conditions of the transactions contemplated by this Agreement in order to make an informed and voluntary decision to enter into this Agreement. It has reviewed the information set forth in Exhibit C hereto regarding “Risk Factors” pertaining to Company. It is not subscribing for Subordinated Notes as a result of or subsequent to any advertisement, article, notice or other communication published in any website, newspaper, magazine or similar media or broadcast over television or radio, or any solicitation of a subscription by a person other than representatives of Company.

6.11 Investment Decision. It has made its own investment decision based upon its own judgment, due diligence and advice from such advisors as it has deemed necessary and not upon any view expressed by any other person or entity, including the Placement Agent. Neither such inquiries nor any other due diligence investigations conducted by it or its advisors or representatives, if any, shall modify, amend or affect its right to rely on Company’s representations and warranties contained herein. It is not relying upon, and has not relied upon, any advice, statement, representation or warranty made by any Person by or on behalf of Company, including, without limitation, the Placement Agent, except for the express statements, representations and warranties of Company made or contained in this Agreement. Furthermore, it acknowledges that (i) the Placement Agent has not performed any due diligence review on behalf of it and (ii) nothing in this Agreement or any other materials presented by or on behalf of Company to it in connection with the purchase of the Subordinated Notes constitutes legal, tax or investment advice.

6.12 Placement Agent. It will purchase the Subordinated Note(s) directly from Company and not from Placement Agent and understands that neither Placement Agent nor any other broker or dealer has any obligation to make a market in the Subordinated Notes.

6.13 Tier 2 Capital. If all or any portion of the Subordinated Notes ceases to be deemed to be Tier 2 Capital, other than due to the limitation imposed on the capital treatment of subordinated debt during the five (5) years immediately preceding the Stated Maturity of the Subordinated Notes as provided in 12 C.F.R. Part 217.20(d)(iv), Company will immediately notify the Purchasers, and thereafter Company and the Purchasers will work together in good faith to execute and deliver all agreements as reasonably necessary in order to restructure the applicable portions of the obligations evidenced by the Subordinated Notes to qualify as Tier 2 Capital.

EXECUTION VERSION

6.14 Accuracy of Representations. It understands that each of Placement Agent and Company will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements in connection with the transactions contemplated by this Agreement, and agrees that if any of the representations or acknowledgements made by it are no longer accurate as of the Closing Date, or if any of the agreements made by it are breached on or prior to the Closing Date, it shall promptly notify Placement Agent and Company.

6.15 Representations and Warranties Generally. The representations and warranties of Purchaser set forth in this Agreement are true and correct in all material respects (i) as of the Closing Date and (ii) as otherwise specifically provided herein. Any certificate signed by a duly authorized representative of Purchaser and delivered to Company or to counsel for Company shall be deemed to be a representation and warranty by Purchaser to Company as to the matters set forth therein.

7. INDEMNIFICATION.

7.1 Each Purchaser, severally and not jointly, agrees to indemnify and hold harmless Company, and the officers and directors thereof, and each other Person, if any, who “controls” any thereof within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all expenses reasonably incurred in investigating, preparing or defending against any litigation or regulatory action commenced or threatened or any claim whatsoever) arising out of or based upon any written false representation or warranty or breach or failure by such Purchaser to comply with any covenant or agreement made by Purchaser herein or in the Subordinated Notes.

7.2 Company agrees to indemnify and hold harmless each Purchaser and its respective advisors, directors, officers, shareholders, members, partners, employees, agents and Affiliates (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) and each other Person, if any, who “controls” any thereof and the directors, officers, shareholders, agents, members, partners, employees or Affiliates (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling person within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all expenses reasonably incurred in investigating, preparing or defending against any litigation or regulatory action commenced or threatened or any claim whatsoever) arising out of or based upon any false representation or warranty or breach or failure by Company to comply with any covenant or agreement made by Company herein or in the Subordinated Notes.

8. MISCELLANEOUS.

8.1 Prohibition on Assignment by Company. Except as described in Section 4 (Merger and Sale of Assets) of the Subordinated Notes, Company may not assign, transfer or delegate any of its rights under this Agreement or the Subordinated Notes without the prior written consent of Purchasers. In addition, in accordance with the terms of the Subordinated Notes, any transfer of such Subordinated Notes must be made in accordance with the Assignment Form attached thereto and the requirements and restrictions thereof.

8.2 Time of the Essence. Time is of the essence of this Agreement.

8.3 Waiver or Amendment. No waiver or amendment of any term, provision, condition, covenant or agreement herein or in the Subordinated Notes shall be effective except with the consent of the holders of not less than fifty percent (50%) in aggregate principal amount (excluding any Subordinated Notes held by Company or any of its Affiliates) of the Subordinated Notes at the time outstanding; provided, however, that without the consent of each holder of an affected Subordinated Note, no such amendment or waiver may: (i) reduce the principal amount of the Subordinated Note; (ii) reduce the rate of or change the time for payment of interest on any Subordinated Note; (iii) extend the maturity of any

EXECUTION VERSION

Subordinated Note, (iv) change the currency in which payment of the obligations of Company under this Agreement and the Subordinated Notes are to be made; (v) lower the percentage of aggregate principal amount of outstanding Subordinated Notes required to approve any amendment of this Agreement or the Subordinated Notes, (vi) make any changes to Section 9 (Failure to Make a Payment) of the Subordinated Notes that adversely affects the rights of any holder of a Subordinated Note; or (vii) disproportionately affect any of the holders of the then outstanding Subordinated Notes. Notwithstanding the foregoing, Company may amend or supplement the Subordinated Notes without the consent of the holders of the Subordinated Notes to cure any ambiguity, defect or inconsistency or to provide for uncertificated Subordinated Notes in addition to or in place of certificated Subordinated Notes. No failure to exercise or delay in exercising, by a Purchaser or any holder of the Subordinated Notes, of any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right or remedy provided by law. The rights and remedies provided in this Agreement are cumulative and not exclusive of any right or remedy provided by law or equity. No notice or demand on Company in any case shall, in itself, entitle Company to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Purchasers to any other or further action in any circumstances without notice or demand. No consent or waiver, express or implied, by Purchasers to or of any breach or default by Company in the performance of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance of the same or any other obligations of Company hereunder. Failure on the part of Purchasers to complain of any acts or failure to act or to declare an Event of Default, irrespective of how long such failure continues, shall not constitute a waiver by Purchasers of their rights hereunder or impair any rights, powers or remedies on account of any breach or default by Company.

8.4 Registration, Exchange, and Substitution of Subordinated Notes.

8.4.1 Registration of Notes; Paying Agent Agreement. U.S. Bank shall keep a Security Register on behalf of Company for the registration and registration of transfers of Subordinated Notes. The name and address of each holder of one or more Subordinated Notes, each transfer thereof and the name and address of each transferee of one or more Subordinated Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Subordinated Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and Company shall not be affected by any notice or knowledge to the contrary. Company shall give to any holder of a Subordinated Note promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Subordinated Notes. The parties agree and acknowledge that Company and U.S. Bank have entered into that certain Paying Agent Agreement dated as of the date hereof whereby U.S. Bank will act as Paying Agent, Registrar and Transfer Agent for the Subordinated Notes. To the extent of any conflict between the terms of this Agreement and those of the Paying Agent Agreement, the terms of the Paying Agent Agreement shall control.

8.4.2 Transfer and Exchange of Notes. Upon surrender of any Subordinated Note to (i) Company at the address and to the attention of the designated officer (all as specified in this Agreement) or (ii) U.S. Bank National Association, Corporate Trust Services, 333 Commerce Street, Suite 800, Nashville, TN 37201, for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Subordinated Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Subordinated Note or part thereof), within ten (10) Business Days thereafter, U.S. Bank shall execute and deliver one or more new Subordinated Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Subordinated Note. Each such new Subordinated Note shall be payable to such Person as such holder may request and shall

EXECUTION VERSION

be substantially in the form of the initial Subordinated Notes delivered hereunder. Each such new Subordinated Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Subordinated Note or dated the date of the surrendered Subordinated Note if no interest shall have been paid thereon. U.S. Bank may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Subordinated Notes. Subordinated Notes shall be transferred only in authorized denominations and in a minimum amount of $50,000 and multiples of $25,000 in excess thereof. Any transferee, by its acceptance of Subordinated Note registered in its name (or the name of its nominee), shall be deemed to have made the representations set forth in Section 6.5 hereof.

8.4.3 Replacement of Notes. Upon receipt by (i) Company at the address and to the attention of the designated officer (all as specified in this Agreement) or (ii) U.S. Bank National Association, Corporate Trust Services, 333 Commerce Street, Suite 800, Nashville, TN 37201, of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Subordinated Note (which evidence shall be, in the case of a holder of Subordinated Notes, notice from such holder of such ownership and such loss, theft, destruction or mutilation), and

(i) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to U.S. Bank (provided that if the holder of such Subordinated Note is, or is a nominee for, an original Purchaser or another holder of a Subordinated Note with a minimum net worth of at least the principal amount of the replaced Subordinated Note or an “accredited investor” as defined in Section 6.5 hereof, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(ii) in the case of mutilation, upon surrender and cancellation thereof, within ten Business Days thereafter, U.S. Bank shall execute and deliver, in lieu thereof, a new Subordinated Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Subordinated Note or dated the date of such lost, stolen, destroyed or mutilated Subordinated Note if no interest shall have been paid thereon.

8.5 Notes Held by Company, etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Subordinated Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Subordinated Notes, or have directed the taking of any action provided herein or in the Subordinated Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Subordinated Notes then outstanding, Subordinated Notes directly or indirectly owned by Company or any of its Affiliates shall be deemed not to be outstanding.

8.6 Other Agreements. In the event that Company has entered into or shall, directly or indirectly, enter into or otherwise consent to any other agreements concerning the incurrence of Indebtedness on parity with the Subordinated Notes, which other agreement (i) gives or grants to any Person (a) covenants (excluding covenants of Company to pay a specific rate of interest, fees or premiums on such other Indebtedness, but including, without limitation, all other covenants such as financial covenants or financial covenant levels) which are more restrictive or more favorable to the Person which is a party to such other agreement in any material respect or (b) additional or greater rights or remedies (including, without limitation, more stringent or shorter periods of time that must elapse prior to such Person’s right to exercise remedies under such other agreement upon the occurrence of a default or event of default thereunder) in any material respect or (ii) waives the rights that Company may assert in any action to enforce the other agreement (such more favorable covenants or greater rights or remedies or waivers in the foregoing clauses (i) and (ii), each, a “More Favorable Provision”), in each case than are given or granted to Purchasers hereunder, then Company shall provide Purchasers a copy of such other

EXECUTION VERSION

agreement(s), and the More Favorable Provision(s) therein shall automatically be incorporated into this Section 8.6, without further action by any party to this Agreement, for so long as such other agreement remains in effect; provided, that in determining whether such other agreement provides for More Favorable Provisions, a certificate of an officer of Company (“More Favorable Provision Certificate”) delivered to the Purchasers at least ten (10) days prior to such agreement taking effect together with a copy of such draft agreement, stating whether any More Favorable Provisions are included in the agreement and identifying those provisions shall be conclusive evidence as to whether the agreement includes any More Favorable Provisions unless any Purchaser notifies Company within such ten (10) day period that it disagrees with such determination. Failure by the Purchasers to provide timely notice of their disagreement to the determination set forth in the More Favorable Provision Certificate shall be deemed to be the consent of the Purchasers as to Company’s determination set forth therein. Upon receipt by Purchasers of a More Favorable Provision Certificate, Purchasers may elect, upon written consent of Purchasers holding at least 67% of the aggregate principal amount of the Subordinated Notes at such time outstanding, that any More Favorable Provision therein shall not be incorporated into this Section 8.6 and, upon such determination, any incorporation of such More Favorable Provision into this Section 8.6 shall be deemed to be void ab initio and of no force and effect.

8.7 Severability. Any provision of this Agreement which is unenforceable or invalid or contrary to law, or the inclusion of which would adversely affect the validity, legality or enforcement of this Agreement, shall be of no effect and, in such case, all the remaining terms and provisions of this Agreement shall subsist and be fully effective according to the tenor of this Agreement the same as though any such invalid portion had never been included herein. Notwithstanding any of the foregoing to the contrary, if any provisions of this Agreement or the application thereof are held invalid or unenforceable only as to particular persons or situations, the remainder of this Agreement, and the application of such provision to persons or situations other than those to which it shall have been held invalid or unenforceable, shall not be affected thereby, but shall continue to be valid and enforceable to the fullest extent permitted by law.

8.8 Revival of Liabilities. To the extent that a Purchaser receives any payment on account of Company’s Liabilities and any such payment(s) and/or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, subordinated and/or required to be repaid to a trustee, receiver or any other Person under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment(s) or proceeds received, Company’s Liabilities or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment(s) and/or proceeds had not been received by such Purchaser and applied on account of Company’s Liabilities; provided, however, if such Purchaser successfully contests any such invalidation, declaration, set aside, subordination or other order to pay any such payment and/or proceeds to any third party, the revived Company’s Liabilities shall be deemed satisfied.

8.9 Notices. Any notice which any party hereto may be required or may desire to give hereunder shall be deemed to have been given if in writing and if delivered personally, or if mailed, postage prepaid, by United States registered or certified mail, return receipt requested, or if delivered by a responsible overnight commercial courier promising next business day delivery, addressed:

if to Company:	Franklin Financial Network, Inc.
722 Columbia Avenue
Franklin, Tennessee 37064
Attention: Richard E. Herrington

with a copy to:	Baker, Donelson, Bearman, Caldwell & Berkowitz, PC
211 Commerce Street, Suite 800
Nashville, Tennessee 37201
Attention: Steven J. Eisen and Mark L. Miller

if to Purchasers:	To the addresses indicated on the signature pages

EXECUTION VERSION

or to such other address or addresses as the party to be given notice may have furnished in writing to the party seeking or desiring to give notice, as a place for the giving of notice; provided that no change in address shall be effective until five (5) Business Days after being given to the other party in the manner provided for above. Any notice given in accordance with the foregoing shall be effective upon receipt if received during normal business hours or, if not received during normal business hours, on the next Business Day.

8.10 Successors and Assigns. This Agreement shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns; except that (i) unless a Purchaser consents in writing, no assignment made by Company in violation of this Agreement shall be effective or confer any rights on any purported assignee of Company, and (ii) unless such assignment complies with the Assignment Form attached to the Subordinated Notes, no assignment made by Purchaser shall be effective or confer any rights on any purported assignee of Purchaser. The term “successors and assigns” will not include a purchaser of any of the Subordinated Notes from any Purchaser merely because of such purchase.

8.11 No Joint Venture. Nothing contained herein or in any document executed pursuant hereto and no action or inaction whatsoever on the part of a Purchaser, shall be deemed to make a Purchaser a partner or joint venturer with Company.

8.12 Documentation. All documents and other matters required by any of the provisions of this Agreement to be submitted or furnished to a Purchaser shall be in form and substance satisfactory to such Purchaser.

8.13 Entire Agreement. This Agreement and the Subordinated Notes along with the Exhibits hereto and thereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof and may not be modified or amended in any manner other than by supplemental written agreement executed by the parties hereto. No party, in entering into this Agreement, has relied upon any representation, warranty, covenant, condition or other term that is not set forth in this Agreement or in the Subordinated Notes.

8.14 Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to its laws or principles of conflict of laws. Nothing herein shall be deemed to limit any rights, powers or privileges which a Purchaser may have pursuant to any law of the United States of America or any rule, regulation or order of any department or agency thereof and nothing herein shall be deemed to make unlawful any transaction or conduct by a Purchaser which is lawful pursuant to, or which is permitted by, any of the foregoing.

8.15 No Third Party Beneficiary. This Agreement is made for the sole benefit of Company and the Purchasers, and no other person shall be deemed to have any privity of contract hereunder nor any right to rely hereon to any extent or for any purpose whatsoever, nor shall any other person have any right of action of any kind hereon or be deemed to be a third party beneficiary hereunder; provided, that Placement Agent may rely on the representations and warranties contained herein to the same extent as if it were a party to this Agreement.

EXECUTION VERSION

8.16 Legal Tender of United States. All payments hereunder shall be made in coin or currency which at the time of payment is legal tender in the United States of America for public and private debts.

8.17 Captions; Counterparts. Captions contained in this Agreement in no way define, limit or extend the scope or intent of their respective provisions. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. In the event that any signature is delivered by facsimile transmission, or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

8.18 Knowledge; Discretion. All references herein to Company’s knowledge shall be deemed to mean the knowledge of Company based on the actual or constructive knowledge, after due inquiry, of the Company’s Chief Executive Officer and Chief Financial Officer or such other persons holding equivalent offices, or individuals performing similar functions. Unless specified to the contrary herein, all references herein to an exercise of discretion or judgment by a Purchaser, to the making of a determination or designation by a Purchaser, to the application of a Purchaser’s discretion or opinion, to the granting or withholding of a Purchaser’s consent or approval, to the consideration of whether a matter or thing is satisfactory or acceptable to a Purchaser, or otherwise involving the decision making of a Purchaser, shall be deemed to mean that such Purchaser shall decide using the reasonable discretion or judgment of a prudent lender.

8.19 Waiver Of Right To Jury Trial. TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING IN ANY WAY IN CONNECTION WITH ANY OF THE TRANSACTION DOCUMENTS, OR ANY OTHER STATEMENTS OR ACTIONS OF COMPANY OR PURCHASERS. EACH OF THE PARTIES TO THIS AGREEMENT ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL. EACH OF THE PARTIES TO THIS AGREEMENT FURTHER ACKNOWLEDGES THAT (i) IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER, (ii) THIS WAIVER HAS BEEN REVIEWED BY SUCH PARTY AND ITS COUNSEL AND IS A MATERIAL INDUCEMENT FOR THE OTHER PARTIES TO ENTER INTO THIS AGREEMENT AND THE SUBORDINATED NOTES AND (iii) THIS WAIVER SHALL BE EFFECTIVE AS TO EACH OF SUCH TRANSACTION DOCUMENTS AS IF FULLY INCORPORATED THEREIN.

8.20 Expenses. Except as otherwise provided in this Agreement, each of the parties will bear and pay all other costs and expenses incurred by it or on its behalf in connection with the transactions contemplated pursuant to this Agreement including any fees related to due diligence and attorneys’ fees.

8.21 Survival. Each of the representations and warranties set forth in this Agreement shall survive the consummation of the transactions contemplated hereby for a period of one year after the date hereof. Except as otherwise provided herein, all covenants and agreements contained herein shall survive until, by their respective terms, they are no longer operative.

[Signature Pages Follow]

EXECUTION VERSION

IN WITNESS WHEREOF, Company has caused this Subordinated Note Purchase Agreement to be executed by its duly authorized representative as of the date first above written.

COMPANY:
FRANKLIN FINANCIAL NETWORK, INC.

By:
Name:
Title:

[Company Signature Page]

EXECUTION VERSION

IN WITNESS WHEREOF, the Purchaser has caused this Subordinated Note Purchase Agreement to be executed by its duly authorized representative as of the date first above written.

PURCHASER:

By:
Name:
Title:

Address:

Subordinated Note Amount: $

[Purchaser Signature Page]

EXECUTION VERSION

EXHIBIT A

FORM OF SUBORDINATED NOTE

(See Attached)

FORM OF SUBORDINATED NOTE

FRANKLIN FINANCIAL NETWORK, INC.

7.00% FIXED-TO-FLOATING RATE SUBORDINATED NOTE DUE 2026

THE INDEBTEDNESS EVIDENCED BY THIS SUBORDINATED NOTE (THIS “NOTE”) IS NOT A DEPOSIT, SAVINGS ACCOUNT OR OTHER OBLIGATION OF ANY BANK OR SAVINGS ASSOCIATION AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION (THE “FDIC”) OR ANY OTHER GOVERNMENT AGENCY OR FUND. SECURITIES ARE SUBJECT TO INVESTMENT RISKS, INCLUDING LOSS OF VALUE.

THE INDEBTEDNESS EVIDENCED BY THIS NOTE IS SUBORDINATED AND JUNIOR IN RIGHT OF PAYMENT TO THE CLAIMS OF CREDITORS (OTHER THAN CREDITORS OF EXISTING SUBORDINATED DEBT) OF FRANKLIN FINANCIAL NETWORK, INC. (THE “ISSUER”) AND DEPOSITORS OF FRANKLIN SYNERGY BANK (THE “BANK”), INCLUDING OBLIGATIONS OF THE ISSUER TO ITS GENERAL AND SECURED CREDITORS AND IS UNSECURED. IT IS INELIGIBLE AS COLLATERAL FOR ANY EXTENSION OF CREDIT BY THE ISSUER OR ANY OF ITS SUBSIDIARIES. IN THE EVENT OF LIQUIDATION OF THE ISSUER ALL DEPOSITORS OF THE BANK AND CREDITORS OF THE ISSUER SHALL BE ENTITLED TO BE PAID IN FULL WITH SUCH INTEREST AS MAY BE PROVIDED BY LAW BEFORE ANY PAYMENT SHALL BE MADE ON ACCOUNT OF PRINCIPAL OF OR INTEREST ON THIS NOTE. AFTER PAYMENT IN FULL OF ALL SUMS OWING TO SUCH DEPOSITORS OF THE BANK AND CREDITORS OF THE ISSUER, THE HOLDER OF THIS NOTE SHALL BE ENTITLED TO BE PAID FROM THE REMAINING ASSETS OF THE ISSUER THE UNPAID PRINCIPAL AMOUNT OF THIS NOTE PLUS ACCRUED AND UNPAID INTEREST THEREON BEFORE ANY PAYMENT OR OTHER DISTRIBUTION, WHETHER IN CASH, PROPERTY OR OTHERWISE, SHALL BE MADE ON ACCOUNT OF ANY SHARES OF CAPITAL STOCK OF THE ISSUER.

THIS NOTE WILL BE ISSUED AND MAY BE TRANSFERRED ONLY IN MINIMUM DENOMINATIONS OF $50,000 AND MULTIPLES OF $25,000 IN EXCESS THEREOF. ANY ATTEMPTED TRANSFER OF THIS NOTE IN A DENOMINATION OF LESS THAN $50,000 SHALL BE DEEMED TO BE VOID AND OF NO LEGAL EFFECT WHATSOEVER. ANY SUCH PURPORTED TRANSFEREE SHALL BE DEEMED NOT TO BE THE HOLDER OF THIS NOTE FOR ANY PURPOSE, INCLUDING, BUT NOT LIMITED TO, THE RECEIPT OF PAYMENTS ON THIS NOTE, AND SUCH PURPORTED TRANSFEREE SHALL BE DEEMED TO HAVE NO INTEREST WHATSOEVER IN THIS NOTE.

THIS NOTE MAY BE SOLD ONLY IN COMPLIANCE WITH APPLICABLE FEDERAL AND STATE SECURITIES LAWS. THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS OR ANY OTHER APPLICABLE SECURITIES LAWS. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THIS NOTE IS ISSUED SUBJECT TO THE RESTRICTIONS ON TRANSFER AND OTHER PROVISIONS OF A SUBORDINATED NOTE PURCHASE AGREEMENT DATED JUNE 30, 2016 BETWEEN THE ISSUER AND THE PURCHASERS REFERRED TO THEREIN (THE “PURCHASE AGREEMENT”), A COPY OF WHICH IS ON FILE WITH THE ISSUER. THE NOTE REPRESENTED BY THIS INSTRUMENT MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE PURCHASE AGREEMENT. ANY SALE OR OTHER TRANSFER NOT IN COMPLIANCE WITH THE PURCHASE AGREEMENT WILL BE VOID.

1

CERTAIN ERISA CONSIDERATIONS:

THE HOLDER OF THIS NOTE, OR ANY INTEREST HEREIN, BY ITS ACCEPTANCE HEREOF OR THEREOF ALSO AGREES, REPRESENTS AND WARRANTS THAT EITHER (i) IT IS NOT AN EMPLOYEE BENEFIT PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER PLAN OR ARRANGEMENT SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) (EACH A “PLAN”), A TRUSTEE OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN, OR AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE “PLAN ASSETS” BY REASON OF ANY PLAN’S INVESTMENT IN THE ENTITY, OR (ii) THAT SUCH PURCHASER OR HOLDER IS ELIGIBLE FOR THE EXEMPTIVE RELIEF AVAILABLE UNDER U.S. DEPARTMENT OF LABOR PROHIBITED TRANSACTION CLASS EXEMPTION 96-23, 95-60, 91-38, 90-1 OR 84-14 OR ANOTHER APPLICABLE EXEMPTION OR ITS PURCHASE AND HOLDING OF THIS NOTE, OR ANY INTEREST HEREIN, ARE NOT PROHIBITED BY SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE. THIS NOTE MAY NOT BE PURCHASED BY OR TRANSFERRED TO ANY PLAN OR AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE PLAN ASSETS UNLESS THE PURCHASE OR TRANSFER WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA, SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.

ANY FIDUCIARY OF ANY PLAN WHO IS CONSIDERING THE ACQUISITION OF THIS NOTE OR ANY INTEREST HEREIN SHOULD CONSULT WITH HIS OR HER LEGAL COUNSEL PRIOR TO ACQUIRING THIS NOTE OR ANY INTEREST HEREIN.

2

No. [    ]

CUSIP 35352P AB0

FRANKLIN FINANCIAL NETWORK, INC.

7.00% FIXED-TO-FLOATING RATE SUBORDINATED NOTE DUE 2026

1. Subordinated Notes. This Subordinated Note (this “Note”) is one of a duly authorized issue of notes of Franklin Financial Network, Inc. (the “Issuer”) designated as the “7.00% Fixed-to-Floating Rate Subordinated Notes due 2026” (the “Subordinated Notes”), initially limited in aggregate principal amount to $20,000,000.

2. Payment.

(a) The Issuer, for value received, hereby promises to pay to the order of [                ], or its registered assigns (the “Holder”), the principal sum of [                ] (U.S.) ($[                ]) plus accrued but unpaid interest on July 1, 2026 (the “Stated Maturity”) and to pay interest on such principal amount (i) from and including the original issue date of the Subordinated Notes (June 30, 2016) to but excluding July 1, 2021, at the rate of 7.00% per annum (computed on the basis of a 360-day year consisting of twelve 30-day months and payable semi-annually in arrears on January 1 and July 1 of each year (each, a “Fixed Interest Payment Date”) beginning on January 1, 2017, and (ii) from and including July 1, 2021 to but excluding the Stated Maturity, at the rate per annum, reset quarterly, equal to LIBOR determined on the determination date of the applicable interest period plus 604 basis points, computed on the basis of a 360-day year and the actual number of days elapsed and payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year (each, a “Floating Interest Payment Date”). An “Interest Payment Date” is either a Fixed Interest Payment Date or a Floating Interest Payment Date, as applicable. “LIBOR” means the 3-month USD LIBOR, which will be the offered rate for 3-month deposits in U.S. dollars, as that rate appears on the Reuters Screen LIBOR01 Page (or any successor page thereto) as of 11:00 a.m., London time, as observed two London banking days prior to the first day of the applicable floating rate interest period. If 3-month USD LIBOR is not so displayed as of such time with respect to any applicable floating rate interest period, then the Issuer will request the principal London offices of at least two banks to provide a quotation of their rates for deposits in U.S. dollars for a period comparable to the applicable floating rate interest period and the 3-month USD LIBOR for such floating rate interest period shall be the arithmetic mean of such quotations. A “London banking day” is a day on which commercial banks and foreign currency markets settle payments and are open for general business in London.

(b) Any payment of principal of or interest on this Note that would otherwise become due and payable on a day which is not a Business Day shall become due and payable on the next succeeding Business Day, with the same force and effect as if made on the date for payment of such principal or interest, and no interest shall accrue in respect of such payment for the period after such day. The term “Business Day” means any day other than a Saturday, Sunday or any other day on which banking institutions in the City of New York, New York or the State of Tennessee are permitted or required by any applicable law or executive order to close.

3. Subordination. The indebtedness of the Issuer evidenced by the Subordinated Notes, including the principal and interest on this Note, shall be subordinate and junior in right of payment to the prior payment in full of all existing claims of creditors of the Issuer and depositors of the Issuer’s wholly owned subsidiary, Franklin Synergy Bank (the “Bank”), whether now outstanding or subsequently created, assumed or incurred (collectively, “Senior Indebtedness”), which shall consist of: (a) the principal of, and premium, if any, and interest in respect of indebtedness of the Issuer for purchased or borrowed money, whether or not evidenced by securities, notes, debentures, bonds or other similar

3

instruments issued by the Issuer; (b) all capital lease obligations of the Issuer; (c) all obligations of the Issuer issued or assumed as the deferred purchase price of property, all conditional sale obligations of the Issuer and all obligations of the Issuer under any conditional sale or title retention agreement, but excluding trade accounts payable in the ordinary course of business; (d) all obligations of the Issuer arising from off-balance sheet guarantees and direct credit substitutes, including obligations in respect of any letters of credit, bankers’ acceptances, security purchase facilities and similar credit transactions; (e) all obligations of the Issuer associated with derivative products, including obligations in respect of interest rate swap, cap or other agreements, interest rate future or options contracts, currency swap agreements, currency future or option contracts and other similar agreements; (f) all obligations of the type referred to in clauses (a) through (e) of other persons for the payment of which the Issuer is responsible or liable as obligor, guarantor or otherwise; (g) all obligations of the type referred to in clauses (a) through (f) of other persons secured by any lien on any property or asset of the Issuer, whether or not such obligation is assumed by the Issuer; and (h) any deferrals, renewals or extensions of any of the obligations of the type referred to in clauses (a) through (g); except “Senior Indebtedness” does not include (i) the Subordinated Notes, (ii) any obligation that by its terms expressly is junior to, or ranks equally in right of payment with, the Subordinated Notes, including, without limitation, the Existing Subordinated Notes (as defined below), (iii) any indebtedness between the Issuer and any of its subsidiaries or Affiliates (as the term “Affiliate(s)” is defined in the Purchase Agreement), (iv) trade accounts payable arising in the ordinary course of business; or (v) the Junior Subordinated Indebtedness (as defined below). This Note is not secured by any assets of the Issuer and not covered by a guarantee of the Issuer or of an Affiliate of the Issuer.

In the event of liquidation of the Issuer, holders of Senior Indebtedness of the Issuer shall be entitled to be paid in full with such interest as may be provided by law before any payment shall be made on account of principal of or interest on the Subordinated Notes, including this Note. Additionally, in the event of any insolvency, dissolution, assignment for the benefit of creditors, reorganization, restructuring of debt, marshaling of assets and liabilities or similar proceedings or any liquidation or winding up of or relating to the Issuer, whether voluntary or involuntary, holders of Senior Indebtedness shall be entitled to be paid in full before any payment shall be made on account of the principal of or interest on the Subordinated Notes, including this Note. In the event of any such proceeding, after payment in full of all sums owing with respect to the Senior Indebtedness, the Holders, together with the holders of any obligations of the Issuer ranking on a parity with the Subordinated Notes (including, without limitation, the Issuer’s issued and outstanding Fixed-to-Floating Rate Subordinated Notes due 2026, initially issued in the aggregate principal amount of $40,000,000 pursuant to that certain Indenture and that certain Supplemental Indenture, each by and between the Issuer and U.S. Bank National Association, as Trustee, and each dated March 31, 2016 (the “Existing Subordinated Notes”)), shall be entitled to be paid from the remaining assets of the Issuer the unpaid principal thereof, and the unpaid interest thereon before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any capital stock or any present or future obligations of the Issuer ranking junior to the Subordinated Notes (collectively, “Junior Subordinated Indebtedness”).

If there shall have occurred and be continuing (a) a default in any payment with respect to any Senior Indebtedness or (b) an event of default with respect to any Senior Indebtedness as a result of which the maturity thereof is accelerated, unless and until such payment default or event of default shall have been cured or waived or shall have ceased to exist, no payments shall be made by the Issuer with respect to the Subordinated Notes. The provisions of this paragraph shall not apply to any payment with respect to which the immediately preceding paragraph of this Section 3 would permit to occur.

Nothing herein shall impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and interest on this Note in accordance with its terms. Nothing herein shall act to prohibit, limit or impede the Issuer from issuing additional debt of the Issuer having the same rank as the Subordinated Notes or which may be junior or senior in rank to the Subordinated Notes.

4

4. Merger and Sale of Assets. The Issuer shall not consolidate with or merge with or into any other entity, except for mergers and consolidations in which the Issuer continues as the surviving entity, or sell, lease or otherwise transfer all or substantially all of its properties and assets to convey, transfer or lease substantially all of its properties and assets to any entity, unless:

(a) the continuing entity into which the Issuer is merged or the person which acquires by conveyance or transfer or which leases substantially all of the properties and assets of the Issuer shall be a corporation, partnership, trust, limited liability company, association or other legal entity organized and existing under the laws of the United States, any State thereof or the District of Columbia and expressly assumes all of the Issuer’s obligations in connection with the Subordinated Notes and this Note; and

(b) no Default or Event of Default exists or will exist immediately after giving effect to such transaction.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise), directly or indirectly, of the properties and assets, substantially as an entirety, of the Bank, the Issuer’s interest in which constitutes the Issuer’s properties and assets substantially as an entirety, shall be deemed to be the transfer of the Issuer’s properties and assets substantially as an entirety.

5. Events of Default and Defaults.

(a) Each of the following events shall constitute an “Event of Default”:

(i) the entry of a decree or order by a court having jurisdiction in the premises for relief in respect of the Issuer or the Bank under Title 11 of the United States Code, as now constituted or as hereafter amended, or any other applicable federal or state bankruptcy, insolvency or reorganization law, or appointing a receiver, trustee or other similar official (except for the appointment of a conservator) of the Issuer or the Bank of substantially all of its property, or ordering the dissolution, winding-up or liquidation of its affairs under any such law and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days; or

(ii) the filing by the Issuer or the Bank of a petition or answer or consent seeking relief under Title 11 of the United States Code, as now constituted or as hereinafter amended, or any other applicable federal or state bankruptcy, insolvency or reorganization law or other similar law, or the consent by it to the institution of proceedings thereunder or to the filing of any such petition or to the appointment or taking possession of a receiver, trustee, custodian or other similar official (except for the appointment of a conservator) of the Issuer or the Bank of substantially all of its property under any such law.

(b) Each of the following shall constitute a “Default”:

(i) default in the payment of any interest on any Subordinated Notes as and when the same shall become due and payable, and continuance of such default for a period of thirty (30) days;

(ii) default in the payment of the principal of any Subordinated Notes as and when the same shall become due and payable, whether at Stated Maturity or otherwise; or

5

(iii) default in the performance, or breach, of any covenant or warranty of the Issuer in respect of the Subordinated Notes (other than a covenant or warranty a default in the performance of which or the breach of which is elsewhere in this Note specifically dealt with) and continuance of such default or breach (without such default or breach having been waived in accordance with the provisions of this Note) for a period of ninety (90) days after there has been given to the Issuer by the Holder(s) of at least 25% in principal amount of the Subordinated Notes, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder.

(c) Upon the occurrence of an Event of Default or a Default, the Issuer shall promptly notify all Holders, at their addresses shown on the Security Register (as defined in Section 13 below), of such Event of Default or Default.

6. Acceleration.

(a) Unless the principal amount of this Note already shall have become due and payable, if an Event of Default occurs and is continuing, then the Holder(s) of not less than 25% in aggregate principal amount of the Subordinated Notes may declare the principal of all the Subordinated Notes to be due and payable immediately, by a notice in writing to the Issuer, and upon any such declaration such principal shall become immediately due and payable. The Issuer, within ninety (90) days after the receipt of written notice from any Holder(s) of not less than 25% in aggregate principal amount of the Subordinated Notes of the occurrence of an Event of Default, shall mail to all Holders, at their addresses shown on the Security Register (as defined in Section 13 below), such written notice of Event of Default, unless such Event of Default shall have been cured or waived before the giving of such notice as certified by the Issuer in writing.

(b) Any time after a declaration of acceleration with respect to the Subordinated Notes has been made, the Holder(s) of a majority in aggregate principal amount of the Subordinated Notes (voting as one class), by written notice to the Issuer, may rescind and annul such declaration and its consequences if:

(i) the Issuer has paid (A) all overdue interest on all Subordinated Notes that has become due other than by such declaration of acceleration, and (B) the principal of all Subordinated Notes that has become due other than by such declaration of acceleration and any interest thereon; and

(ii) all Events of Default or Defaults with respect to the Subordinated Notes, other than the nonpayment of the principal of the Subordinated Notes that has become due solely by such declaration of acceleration, have been cured or waived as provided in Section 7 below.

7. Waiver of Past Defaults.

(a) The Holder(s) of a majority in aggregate principal amount of the Subordinated Notes may on behalf of the Holders of all the Subordinated Notes waive any past default hereunder, except a default in the payment of the principal of or interest on any Subordinated Notes.

(b) Upon any such waiver, such default shall cease to exist, and any Event of Default or Default arising from such default shall be deemed to have been cured for every purpose in respect of the Subordinated Notes; but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

8. Global Notes.

(a) Provided that applicable depositary eligibility requirements are met and any requisite approval of any Governmental Agency has been obtained, upon the written election of the holders of a majority in principal amount of outstanding Subordinated Notes, the Issuer shall use its commercially

6

reasonable efforts to provide that the Subordinated Notes owned by holders that are “Qualified Institutional Buyers”, as defined in Rule 144A under the Securities Act, shall be issued in the form of one or more global Subordinated Notes registered in the name of The Depository Trust Issuer (each a “Global Note”) or another organization registered as a clearing agency under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and designated as Depositary by the Issuer or any successor thereto (the “Depositary”) or a nominee thereof and delivered to such Depositary or a nominee thereof or custodian therefor.

(b) Notwithstanding any other provision herein, no Global Note may be exchanged in whole or in part for Subordinated Notes registered, and no transfer of a Global Note in whole or in part may be registered, in the name of any Person other than the Depositary for such Global Note or a nominee thereof unless (i) such Depositary advises the Issuer in writing that such Depositary is no longer willing or able to properly discharge its responsibilities as Depositary with respect to such Global Note, and no qualified successor is appointed by the Issuer within ninety (90) days of receipt by the Issuer of such notice, (ii) such Depositary ceases to be a clearing agency registered under the Exchange Act and no successor is appointed by the Issuer within ninety (90) days after obtaining knowledge of such event, (iii) the Issuer elects to terminate the book-entry system through the Depositary or (iv) an Event of Default shall have occurred and be continuing. Upon the occurrence of any event specified in clause (i), (ii), (iii) or (iv) above, the Issuer or its agent shall notify the Depositary and instruct the Depositary to notify all owners of beneficial interests in such Global Note of the occurrence of such event and of the availability of Subordinated Notes to such owners of beneficial interests requesting the same.

(c) If any Global Note is to be exchanged for other Subordinated Notes or canceled in part, or if another Subordinated Note is to be exchanged in whole or in part for a beneficial interest in any Global Note, then either (i) such Global Note shall be so surrendered for exchange or cancellation as provided in this Section 8 or (ii) the principal amount thereof shall be reduced or increased by an amount equal to the portion thereof to be so exchanged or canceled, or equal to the principal amount of such other Subordinated Note to be so exchanged for a beneficial interest therein, as the case may be, by means of an appropriate adjustment made on the records of the Issuer or Registrar, whereupon the Issuer or the Registrar, in accordance with the applicable rules and procedures of the Depositary (“Applicable Depositary Procedures”), shall instruct the Depositary or its authorized representative to make a corresponding adjustment to its records. Upon any such surrender or adjustment of a Global Note by the Depositary, accompanied by registration instructions, the Issuer shall execute and deliver any Subordinated Notes issuable in exchange for such Global Note (or any portion thereof) in accordance with the instructions of the Depositary.

(d) Every Subordinated Note executed and delivered upon registration of transfer of, or in exchange for or in lieu of, a Global Note or any portion thereof shall be executed and delivered in the form of, and shall be, a Global Note, unless such Subordinated Note is registered in the name of a Person other than the Depositary for such Global Note or a nominee thereof.

(e) The Depositary or its nominee, as the registered owner of a Global Note, shall be the holder of such Global Note for all purposes under this Note, and owners of beneficial interests in a Global Note shall hold such interests pursuant to Applicable Depositary Procedures. Accordingly, any such owner’s beneficial interest in a Global Note shall be shown only on, and the transfer of such interest shall be effected only through, records maintained by the Depositary or its nominee or its Depositary participants. The Registrar shall be entitled to deal with the Depositary for all purposes relating to a Global Note (including the payment of principal and interest thereon and the giving of instructions or directions by owners of beneficial interests therein and the giving of notices) as the sole holder of the Subordinated Note and shall have no obligations to the owners of beneficial interests therein. The Registrar shall have no liability in respect of any transfers effected by the Depositary.

7

(f) The rights of owners of beneficial interests in a Global Note shall be exercised only through the Depositary and shall be limited to those established by law and agreements between such owners and the Depositary and/or its participants.

(g) No holder of any beneficial interest in any Global Note held on its behalf by a Depositary shall have any rights with respect to such Global Note, and such Depositary may be treated by the Issuer and any agent of the Issuer as the owner of such Global Note for all purposes whatsoever. Neither the Issuer nor any agent of the Issuer will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Note or maintaining, supervising or reviewing any records relating to such beneficial ownership interests. Notwithstanding the foregoing, nothing herein shall prevent the Issuer or any agent of the Issuer from giving effect to any written certification, proxy or other authorization furnished by a Depositary or impair, as between a Depositary and such holders of beneficial interests, the operation of customary practices governing the exercise of the rights of the Depositary (or its nominee) as Holder of any Subordinated Note.

9. Failure to Make a Payment. In the event of failure by the Issuer to make any required payment of principal or interest on this Note (and, in the case of payment of interest, such failure to pay shall have continued for thirty (30) days), the Issuer will, upon demand of the Holder, pay to the Holder the amount then due and payable on this Note for principal and interest (without acceleration of this Note in any manner), with interest on the overdue principal and interest at the rate borne by this Note, to the extent permitted by applicable law. If the Issuer fails to pay such amount upon such demand, the Holder may, among other things, institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Issuer and collect the amounts adjudged or decreed to be payable in the manner provided by law out of the property of the Issuer.

Upon the occurrence of a failure by the Issuer to make any required payment of principal or interest on this Note, the Issuer shall not (a) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Issuer’s capital stock or make any guarantee payments with respect to the foregoing, (b) make any payment of principal or interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Issuer that rank equal with or junior to the Subordinated Notes, including, without limitation, the Existing Subordinated Notes or (c) make any payments under any guarantee that ranks equal with or junior to the Subordinated Notes, other than (i) any dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, any class of the Issuer’s common stock; (ii) any declaration of a dividend in connection with the implementation of a shareholders’ rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto; (iii) as a result of a reclassification of the Issuer’s capital stock or the exchange or conversion of any class or series of the Issuer’s capital stock for another class or series of the Issuer’s capital stock or of any class or series of the Issuer’s indebtedness for any class or series of the Issuer’s capital stock; (iv) the purchase of fractional interests in shares of the Issuer’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; or (v) purchases of any class of the Issuer’s common stock related to the issuance of common stock or rights under any benefit plans for the Issuer’s directors, officers or employees or any of the Issuer’s dividend reinvestment plans.

10. Redemption.

(a) Redemption Prior to Fifth Anniversary. This Note shall not be redeemable by the Issuer prior to July 1, 2021, except upon the occurrence of a Capital Event, a Tax Event or an Investment Company Event (each as defined below), following which the Issuer may redeem this Note in whole at

8

any time, or in part from time to time, upon giving not less than thirty (30) nor more than sixty (60) days’ prior written notice to the Holder of this Note at a price equal to 100% of the principal amount of the Subordinated Notes plus accrued but unpaid interest thereon to but excluding the redemption date.

“Capital Event” means the receipt by the Issuer of an opinion of independent bank regulatory counsel to the effect that, as a result of (i) any amendment to, or change (including any announced prospective change) in, the laws, rules or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Board of Governors of the Federal Reserve System (the “FRB”) and other appropriate federal bank regulatory agencies) or any political subdivision of or in the United States that is enacted or becomes effective after the date of issuance of this Note, (ii) any proposed change in those laws, rules or regulations that is announced or becomes effective after the initial issuance of the Subordinated Notes, or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying such laws, rules or regulations that is announced or becomes effective after the date of issuance of this Note, the Subordinated Notes then outstanding do not constitute, or within ninety (90) days of the date of such opinion will not constitute, “Tier 2 Capital” (or its equivalent) for purposes of the capital adequacy rules of the FRB (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking agency) as then in effect and applicable. “Appropriate federal banking agency” means the “appropriate federal banking agency” with respect to us as that term is defined in Section 3(q) of the Federal Deposit Insurance Act or any successor provision.

“Tax Event” means the receipt by the Issuer of an opinion of counsel to the Issuer experienced in such matters to the effect that as a result of any amendment to, or change (including any final and adopted (or enacted) prospective change) in, the laws, rules or regulations of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws, rules or regulations, there exists a material risk that interest payable by the Issuer on the Subordinated Notes is not, or within ninety (90) days after the receipt of such opinion will not be, deductible by the Issuer, in whole or in part, for United States federal income tax purposes.

“Investment Company Event” means the Issuer becoming required to register as an investment company pursuant to the Investment Company Act of 1940, as amended.

(b) Redemption on or After Fifth Anniversary. On or after July 1, 2021, this Note shall be redeemable by the Issuer, in whole at any time, or in part from time to time, upon giving not less than thirty (30) nor more than sixty (60) days’ prior written notice to the Holder of this Note. Any such redemption shall occur on an Interest Payment Date at an amount equal to 100% of the principal amount of the Subordinated Notes to be redeemed plus accrued but unpaid interest thereon to but excluding the redemption date.

(c) Partial Redemption. If less than the then outstanding principal amount of this Note is redeemed, (i) a new Subordinated Note shall be issued representing the unredeemed portion without charge to the Holder thereof and (ii) such partial redemption shall be effected on a pro rata basis as to the Holders.

(d) No Repayment at Option of Holder. This Note shall not be subject to repayment at the option of the Holders, in whole or in part, prior to the Stated Maturity.

(e) Regulatory Approvals. Any such redemption or repayment prior to the Stated Maturity shall be subject to receipt of any and all federal and state regulatory approvals, including, but not limited to, the prior approval of the FRB, to the extent then required under applicable laws or regulations, including capital regulations.

9

(f) Notices of Redemption. Notices of redemption will be mailed by first class mail, postage prepaid, or emailed (with delivery receipt requested) at least thirty (30) but not more than sixty (60) days before the redemption date, which notice may be conditional, to each Holder at such Holder’s registered mailing address or email address. The principal amount of this Note to be paid shall mature and become due and payable (unless any condition specified in the applicable notice of redemption has occurred) on the date fixed for such payment, together with accrued but unpaid interest on such principal amount accrued to such date.

(g) Effectiveness of Redemption. If notice of redemption has been duly given and notwithstanding that this Note has been called for redemption but has not yet been surrendered for cancellation, on and after the date fixed for redemption interest shall cease to accrue on this Note, this Note shall no longer be deemed outstanding and all rights with respect to this Note shall forthwith on such date fixed for redemption cease and terminate unless the Issuer shall default in the payment of the redemption price, except only the right of the Holder hereof to receive the amount payable on such redemption, without interest.

(h) Purchase and Resale of the Subordinated Notes. Subject to any required federal and state regulatory approvals and the provisions of this Note, the Issuer shall have the right to purchase any of the Subordinated Notes at any time in the open market, private transactions or otherwise. If the Issuer purchases any Subordinated Notes, it may, in its discretion, hold, resell or cancel any of the purchased Subordinated Notes.

11. Payment Procedures. Unless and until the Subordinated Notes shall be evidenced by a global note held by Depository Trust Company, payment of the principal and interest payable on the Stated Maturity will be made by check, or by wire transfer in immediately available funds to a bank account in the United States designated by the registered Holder of this Note if such Holder shall have previously provided wire instructions to the Issuer, upon presentation and surrender of this Note at the Payment Office (as defined in Section 16 below) or at such other place or places as the Issuer shall designate by notice to the registered Holders as the Payment Office, provided that this Note is presented to the Issuer in time for the Issuer to make such payments in such funds in accordance with its normal procedures. Payments of interest (other than interest payable on the Stated Maturity) shall be made by wire transfer in immediately available funds or check mailed to the registered Holder, as such person’s address appears on the Security Register. Interest payable on any Interest Payment Date shall be payable to the Holder in whose name this Note is registered at the close of business the fifteenth calendar day prior to the applicable Interest Payment Date (such date being referred to herein as the “Regular Record Date”), without regard to whether the Regular Record Date is a Business Day, for such Interest Payment Date, except that interest not paid on the Interest Payment Date, if any, will be paid to the Holder in whose name this Note is registered at the close of business on a special record date fixed by the Issuer (a “Special Record Date”), notice of which shall be given to the Holder not less than ten (10) days prior to such Special Record Date. (The Regular Record Date and Special Record Date are referred to herein collectively as the “Record Dates”). To the extent permitted by applicable law, interest shall accrue, at the rate at which interest accrues on the principal of this Note, on any amount of principal or interest on this Note not paid when due. All payments on this Note shall be applied first against interest due hereunder; and then against principal due hereunder. Holder acknowledges and agrees that the payment of all or any portion of the outstanding principal amount of this Note and all interest hereon shall be pari passu in right of payment and in all other respects to the other Subordinated Notes. In the event Holder receives payments in excess of its pro rata share of the Issuer’s payments to the holders of all of the Subordinated Notes, then Holder shall hold in trust all such excess payments for the benefit of the holders of the other Subordinated Notes and shall pay such amounts held in trust to such other holders upon demand by such holders.

10

12. Form of Payment; Maintenance of Payment Office. Payments of principal and interest on this Note shall be made in such coin or currency of the United States as at the time of payment shall be legal tender for the payment of public and private debts. Until the date on which all of the Subordinated Notes shall have been surrendered or delivered to the Issuer for cancellation or destruction, or become due and payable and a sum sufficient to pay the principal and interest on all Subordinated Notes shall have been made available for payment and either paid or returned to the Issuer as provided herein, and in the Purchase Agreement, the Issuer shall at all times maintain an office or agency in Franklin, Tennessee where Subordinated Notes may be presented or surrendered for payment.

13. Registration of Transfer, Security Register. Except as otherwise provided herein, this Note is transferable in whole or in part, and may be exchanged for a like aggregate principal amount of Subordinated Notes of other authorized denominations, by the Holder in person, or by his attorney duly authorized in writing, at the Payment Office. U.S. Bank National Association (“U.S. Bank”) has entered into that certain Paying Agent, Registrar and Transfer Agent Agreement with the Issuer as of even date hereof (the “Paying Agent Agreement”). U.S. Bank shall maintain a register providing for the registration of the Subordinated Notes and any exchange or transfer thereof (the “Security Register”). Upon surrender or presentation of this Note for exchange or registration of transfer, U.S. Bank shall execute and deliver in exchange therefor a Subordinated Note or Subordinated Notes of like aggregate principal amount, each in a minimum denomination of $50,000 or any amount in excess thereof which is an integral multiple of $25,000 (and, in the absence of an opinion of counsel satisfactory to U.S. Bank to the contrary, bearing the restrictive legend(s) set forth hereinabove) and that is or are registered in such name or names requested by the Holder. Any Subordinated Note presented or surrendered for registration of transfer or for exchange shall be duly endorsed and accompanied by a written instrument of transfer in such form as is attached hereto and incorporated herein, duly executed by the Holder or his attorney duly authorized in writing, with such tax identification number or other information for each person in whose name a Subordinated Note is to be issued, and accompanied by evidence of compliance with any restrictive legend(s) appearing on such Subordinated Note or Subordinated Notes as the Issuer may reasonably request to comply with applicable law. No exchange or registration of transfer of this Note shall be made on or after the fifteenth day immediately preceding the Stated Maturity. This Note is subject to the restrictions on transfer of the Purchase Agreement between the Issuer and the Purchasers identified therein, who were the original holders of the Subordinated Notes, a copy of which is on file with the Issuer.

14. Charges and Transfer Taxes. No service charge (other than any cost of delivery) shall be imposed for any exchange or registration of transfer of this Note, but the Issuer may require the payment of a sum sufficient to cover any stamp or other tax or governmental fee or charge that may be imposed in connection therewith (or presentation of evidence that such tax, charge or fee has been paid).

15. Ownership. Prior to due presentment of this Note for registration of transfer, the Issuer may treat the Holder in whose name this Note is registered in the Security Register as the absolute owner of this Note for receiving payments of principal and interest on this Note and for all other purposes whatsoever, whether or not this Note be overdue, and the Issuer shall not be affected by any notice to the contrary.

16. Notices. All notices to the Issuer under this Note shall be in writing and addressed to the Issuer at 722 Columbia Avenue, Franklin, Tennessee 37064, Attention: Richard E. Herrington, or to such other address as the Issuer may notify to the Holder (the “Payment Office”). All notices to the Holders shall be in writing and sent by first-class mail to each Holder at his or its address as set forth in the Security Register. Any such notice shall be effective upon receipt if received during normal business hours or, if not received during normal business hours, on the next Business Day.

11

17. Denominations. The Subordinated Notes are issuable only as fully registered notes without interest coupons in minimum denominations of $50,000 or any amount in excess thereof which is an integral multiple of $25,000.

18. Absolute and Unconditional Obligation of the Issuer. No provisions of this Note shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal and interest on this Note at the times, places and rate, and in the coin or currency, herein prescribed.

19. Waiver and Consent. Any written consent or waiver given by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Subordinated Note issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note. This Note may be also amended or waived pursuant to, and in accordance with, the provisions of Section 8.3 of the Purchase Agreement.

(a) No delay or omission of the Holder to exercise any right or remedy accruing upon any Event of Default shall impair such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein.

(b) Any insured depository institution which shall be a Holder of this Note or which otherwise shall have any beneficial ownership interest in this Note shall, by its acceptance of such Note (or beneficial interest therein), be deemed to have waived any right of offset with respect to the indebtedness evidenced thereby.

20. No Sinking Fund; Convertibility. This Note is not entitled to the benefit of any sinking fund or any compensating balance or any other funds or assets subject to a legal right of offset, as defined by applicable state law. This Note is not convertible into or exchangeable for any of the equity securities, other securities or assets of the Issuer or any subsidiary.

21. No Recourse Against Others. No recourse under or upon any obligation, covenant or agreement contained in this Note, or for any claim based thereon or otherwise in respect thereof, will be had against any past, present or future shareholder, employee, officer, or director, as such, of the Issuer or of any predecessor or successor, either directly or through the Issuer or any predecessor or successor, under any rate of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance of this Note by the Holder of this Note and as part of the consideration for the issuance of this Note.

22. Further Issues. The Issuer may, without the consent of the holders of the Subordinated Notes, create and issue additional notes having the same terms and conditions of the Subordinated Notes (except for the issue date and issue price) so that such further notes shall be consolidated and form a single series with the Subordinated Notes.

23. Governing Law; Interpretation. This Note shall be governed by and construed in accordance with applicable federal law and the laws of the State of New York, without regard to conflict of laws principles of said state. This Note is intended to meet the criteria for qualification of the outstanding principal as Tier 2 capital under the regulatory guidelines of the FRB, and the terms hereof shall be interpreted in a manner to satisfy such intent.

12

24. Priority. The Subordinated Notes rank pari passu among themselves and pari passu, in the event of any insolvency proceeding, dissolution, assignment for the benefit of creditors, reorganization, restructuring of debt, marshaling of assets and liabilities or similar proceeding or any liquidation or winding up of the Issuer, with all other present or future unsecured subordinated debt obligations of the Issuer, including, without limitation, the Existing Subordinated Notes, except any unsecured subordinated debt that, pursuant to its express terms, is subordinate in right of payment to the Subordinated Notes.

[Signature Page Follows]

13

IN WITNESS WHEREOF, the undersigned has caused this Note to be duly executed and attested and its corporate seal to be hereunto affixed.

FRANKLIN FINANCIAL NETWORK, INC.

By:

Name:
Title:

ATTEST:

Name:
Title:

[Signature Page to Subordinated Note]

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s social security or tax I.D. No.)

and irrevocably appoint                                                               agent to transfer this Note on the books of                                  (the “Issuer”). The agent may substitute another to act for him.

Date:	Your Signature:

Signature Guarantee:
(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The signatory hereto hereby certifies that it  ☐  is  /  ☐  is not an Affiliate of the Issuer and that, to its knowledge, the proposed transferee  ☐  is  /  ☐  is not an Affiliate of the Issuer.

In connection with any transfer or exchange of any of the Note(s) evidenced by this certificate occurring prior to the date that is one year after the later of the date of original issuance of such Notes and the last date, if any, on which such Notes were owned by the Issuer or any Affiliate of the Issuer, the undersigned confirms that such Notes are being:

(1)	☐	acquired for the undersigned’s own account, without transfer; or

(2)	☐	transferred to the Issuer; or

(3)	☐	transferred pursuant to and in compliance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”); or

(4)	☐	transferred pursuant to an effective registration statement under the Securities Act; or

(5)	☐	transferred pursuant to and in compliance with Regulation S under the Securities Act; or

(6)	☐	transferred to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) or an “accredited investor” (as defined in Rule 501(a)(4) under the Securities Act), that has furnished a signed letter containing certain representations and agreements; or

(7)	☐	transferred pursuant to another available exemption from the registration requirements of the Securities Act of 1933, as amended.

Unless one of the boxes is checked, the Issuer will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered holder thereof; provided, however, that if box (5), (6) or (7) is checked, the Issuer may require, prior to registering any such transfer of the Notes, in its sole discretion, such legal opinions, certifications and other information as the Issuer may reasonably request to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, as amended, such as the exemption provided by Rule 144 under such Act.

Signature

Signature Guarantee:

Signature (must be guaranteed)	Signature

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

TO BE COMPLETED BY PURCHASER IF BOX (1) OR (3) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Signature

Date:

EXECUTION VERSION

EXHIBIT B

OPINION OF COUNSEL

1.	Company is a corporation validly existing under the laws of the State of Tennessee and is in good standing under such laws. Company is a registered bank holding company and qualified as a financial holding company under the Bank Holding Company Act of 1956, as amended.

2.	Bank is a state-chartered bank validly existing under the laws of the State of Tennessee and is in good standing under such laws and holds the requisite authority from the Tennessee Department of Financial Institutions to do business as a Tennessee state-chartered bank.

3.	Each of Company and Bank (i) has all corporate or similar power and authority to own, lease and operate its properties and to conduct its business as currently operated and conducted and (ii) is duly qualified to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not, singly or in the aggregate, result in a Material Adverse Effect.

4.	Company has the requisite corporate power and authority to execute, deliver and perform all of its obligations under the Transaction Documents in accordance with the terms thereof.

5.	The Agreement has been duly authorized, executed and delivered by Company.

6.	The Subordinated Notes have been duly authorized by Company and, when duly executed, authenticated, issued and delivered to the Purchasers and paid for as provided in the Agreement, will constitute valid and legally binding obligations of Company, enforceable against Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.

7.	The execution and delivery by Company of the Transaction Documents and the performance on the date hereof by Company of its obligations thereunder, including the issuance by Company of the Subordinated Notes, do not and will not result in a violation of (a) its Charter, as amended, or Bylaws, as amended, or (b) any applicable law or any order, writ, injunction or decree of the United States or the State of Tennessee known to us and applicable to Company.

8.	Assuming the accuracy of the representations and warranties of the Purchasers and Company set forth in the Agreement, the offer and sale of the Subordinated Notes in accordance with the Agreement will be issued in a transaction exempt from the registration requirements of the Securities Act.

9.	Neither Company nor Bank is an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

Ex. B-1

EXECUTION VERSION

EXHIBIT C

RISK FACTORS

An investment in the Subordinated Notes involves a number of risks. You should read carefully and consider the following risks before making an investment decision. The realization of any of the risks described below could have a material adverse effect on our business, financial condition, results of operations, and/or future prospects. If this were to happen, our ability to pay interest and principal on the Subordinated Notes could be adversely impacted and you could lose all or part of your investment. The order of these risk factors does not reflect their relative importance or likelihood of occurrence.

As used in these Risk Factors, unless the context otherwise indicates, any reference to “our company,” “the company,” “us,” “we” and “our” refers to Franklin Financial Network, Inc. together with its consolidated subsidiaries (including Franklin Synergy Bank), any reference to “FFN” refers to Franklin Financial Network, Inc. only and any reference to the “Bank” refers to our banking subsidiary, Franklin Synergy Bank.

Risks Relating to Our Current Business

We May Not Be Able to Implement Our Growth Strategy Effectively

Our business has grown quickly. Furthermore, our strategy focuses on organic growth, supplemented by opportunistic acquisitions. We may not be able to execute aspects of our growth strategy to sustain our historical rate of growth or may not be able to grow at all. More specifically, we may not be able to generate sufficient new loans and deposits within acceptable risk and expense tolerances, obtain the personnel or funding necessary for additional growth or find suitable acquisition candidates. Various factors, such as economic conditions and competition, may impede or prohibit the growth of our operations, the opening of new branches and the consummation of acquisitions.

Competition For Deposits and Loans Is Expected To Be Intense, and No Assurance Can Be Given That We Will Be Successful in Our Efforts to Compete with Other Financial Institutions

The commercial banking industry in Williamson County, Tennessee consists of 32 banks and 2 savings and loan institutions, with 102 total offices and total deposits of $6.8 billion as of June 30, 2015, which is the most recent date such information has been released by the FDIC. The commercial banking industry in Rutherford County, Tennessee consists of 20 banks and no savings and loan institutions, with 76 total offices and total deposits of $3.5 billion as of June 30, 2015, which is the most recent date such information has been released by the FDIC. Offices affiliated with out-of-state financial institutions have entered Tennessee in recent years to offer all financial services, including lending and deposit gathering activities. Also, changes to laws on interstate banking and branching now permit banks and bank holding companies headquartered outside Tennessee to move into Williamson County and Rutherford County more easily. In addition, there are credit unions, finance companies, securities brokerage firms, and other types of businesses offering financial services. Technological advances and the growth of e-commerce have made it possible for non-financial institutions to offer products and services that traditionally have been offered by banking institutions. Competition for deposit and loan opportunities in our market area is expected to be intense because of existing competitors and the geographic expansion into the market area by other institutions. No assurance can be given that we will be successful in our efforts to compete with other such institutions.

Ex. C-1

EXECUTION VERSION

There Can Be No Assurance That the Bank Will Not Incur Excessive Loan Losses

An allowance for loan losses account is accumulated through monthly provisions against income. This account is a valuation allowance established for probable incurred credit losses inherent in the loan portfolio. Banks are susceptible to risks associated with their loan portfolios. The Bank’s loan customers may include a disproportionate number of individuals and entities seeking to establish a new banking relationship because they are dissatisfied with the amount or terms of credit offered by their current banks, or they may have demonstrated less than satisfactory performance in previous banking relationships. If the Bank lends to individuals who have demonstrated less than satisfactory performance in previous banking relationships, the Bank could experience disproportionate loan losses, which could have a significantly negative impact on the Bank’s earnings. Although management is aware of the potential risks associated with extending credit to customers with whom they have not had a prior lending relationship, there can be no assurance that the Bank will not incur excessive loan losses. Bank regulators may disagree with the Bank’s characterization of the collectability of loans and may require the Bank to downgrade credits and increase our provision for loan losses that would negatively impact results of operations and capital levels.

Changes in Interest Rates May Reduce the Bank’s Profitability

We incur interest rate risk. The Bank’s profitability is dependent, to a large extent, upon net interest income, which is the difference between its interest income on interest-earning assets, such as loans and investment securities and interest expense on interest-bearing liabilities, such as deposits and borrowings. The Bank will continue to be affected by changes in interest rates and other economic factors beyond its control, particularly to the extent that such factors affect the overall volume of our lending and deposit activities. The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are “interest rate sensitive” and by monitoring an institution’s interest rate sensitivity “gap.” An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income while a positive gap would tend to adversely affect net interest income. Furthermore, an increase in interest rates may negatively affect the market value of securities in our investment portfolio. A reduction in the market value of our portfolio will increase the unrealized loss position of our available-for-sale investments. Any of these events could materially adversely affect our results of operations or financial condition.

If We Fail to Effectively Manage Credit Risk and Interest Rate Risk, Our Business and Financial Condition Will Suffer

We must effectively manage credit risk. There are risks inherent in making any loan, including risks with respect to the period of time over which the loan may be repaid, risks relating to proper loan underwriting and guidelines, risks resulting from changes in economic and industry conditions, risks inherent in dealing with individual borrowers and risks resulting from uncertainties as to the future value of collateral. There is no assurance that our credit risk monitoring and loan approval procedures are, or will be, adequate or will reduce the inherent risks associated with lending. Our credit administration personnel, policies and procedures may not adequately adapt to changes in economic or any other conditions affecting customers and the quality of our loan portfolio. Any failure to manage such credit risks may materially adversely affect our business and our consolidated results of operations and financial condition.

Ex. C-2

EXECUTION VERSION

The Bank Depends on Its Ability to Attract Deposits

The acquisition of local deposits is a primary objective of the Bank. If customers move money out of bank deposits and into other investments, we would lose a relatively low-cost source of funds, increasing our funding costs and reducing our net interest income and net income. In addition to the traditional deposit accounts solicited in its community, the Bank also solicits local deposits through the Internet and will offer Internet-only deposit accounts to supplement traditional depository accounts. The Bank is a member of the Federal Home Loan Bank (“FHLB”) for use as a general funding source and may use Internet funds and brokered deposits to balance funding needs. The ability of the Bank to accept brokered deposits is dependent on its ability to be “well capitalized.”

The Bank May Be Required to Rely on Secondary Sources of Liquidity to Meet Withdrawal Needs or Fund Operations, and There Can Be No Assurance That These Sources Will Be Sufficient to Meet Future Liquidity Demands

The primary source of the Bank’s funds is customer deposits and loan repayments. While scheduled loan repayments are a relatively stable source of funds, they are subject to the ability of borrowers to repay the loans. The ability of borrowers to repay loans can be adversely affected by a number of factors, including changes in general economic conditions, adverse trends or events affecting business industry groups, reductions in real estate values or markets, business closings or lay-offs, inclement weather, natural disasters and international instability. Additionally, deposit levels may be affected by a number of factors, including rates paid by competitors, general interest rate levels, returns available to customers on alternative investments and general economic conditions. Accordingly, the Bank may be required from time to time to rely on secondary sources of liquidity to meet withdrawal demands or otherwise fund operations. These sources include Internet funds, brokered certificates of deposit, investment securities, borrowings from the Board of Governors of the Federal Reserve (the “Federal Reserve”), FHLB advances, and federal funds lines of credit from correspondent banks. While management believes that these sources are currently adequate, there can be no assurance that they will be sufficient to meet future liquidity demands. The Bank may be required to slow or discontinue loan growth, capital expenditures or other investments or liquidate assets should these sources not be adequate.

Economic Challenges, Especially Those Affecting the Local Economy Where We Operate, Could Affect Our Financial Condition and Results of Operations

If the communities in which we operate do not grow or if prevailing local or national economic conditions are unfavorable, our business may not succeed. Adverse economic conditions to the extent they develop in our primary market area, which currently is limited to Williamson County and Rutherford County, Tennessee and the surrounding areas, could reduce our growth rate, affect the ability of our customers to repay their loans, and generally affect our financial condition and results of operations. Moreover, management cannot give any assurance that we will benefit from any market growth or favorable economic conditions in our primary market area if they do occur. Continued adverse market or economic conditions may increase the risk that the Bank’s borrowers will be unable to timely make their loan payments. Furthermore, even if the Bank’s borrowers continue to make timely loan payments, a deterioration in the real estate market could cause a decline in the appraised values of such mortgaged properties. In the event of such a deterioration, the Bank may be forced to write down the value of the loans, which could have a negative effect on the Bank’s capital ratios and earnings.

Ex. C-3

EXECUTION VERSION

The Bank’s loan portfolio is real-estate focused. While real estate lending is the expertise of our lending staff and management, risks associated with this type of lending are heavily influenced by the economic environment. In addition, the market value of the real estate securing loans as collateral could be adversely affected by unfavorable changes in market and economic conditions.

As of March 31, 2016, approximately 78% of the Bank’s total loans were real-estate secured. One-to-four family residential properties accounted for 20% of the Bank’s portfolio, owner-occupied commercial real estate was 5% and other commercial real estate was 24% of the total loan portfolio. Total construction and land development lending accounted for 29% of total loans with custom-built residential homes representing 6%, other residential construction lending totaling 11%, commercial construction lending totaling 6% and land development lending totaling 6%. Other real estate lending, including multi-family and farmland, accounted for less than 1% of the total loan portfolio. A sustained period of increased payment delinquencies, foreclosures, or losses caused by continuing adverse market or economic conditions in the state of Tennessee, or more specifically the Bank’s market area in Williamson County and Rutherford County in Middle Tennessee, could adversely affect the value of our assets, revenues, results of operations, and financial condition.

Our Financial Condition and Results of Operations Could be Affected if Long-Term Business Strategies Are Not Effectively Executed

Although the Bank’s primary focus in the near term will be organically growing its balance sheet, over the longer term, management may pursue a growth strategy for the Bank’s business through de novo branching. The Bank’s prospects must be considered in light of the risks, expenses, and difficulties occasionally encountered by financial services companies in growth stages, which may include the following:

•	Operating Results: There is no assurance that existing offices or future offices will maintain or achieve deposit levels, loan balances, or other operating results necessary to avoid losses or produce profits. The Bank’s growth strategy necessarily entails growth in overhead expenses as it routinely adds new offices and staff. Historical results may not be indicative of future results or results that may be achieved as the Bank continues to increase the number and concentration of the Bank’s branch offices.

•	Development of Offices: There are considerable costs involved in opening branches, and new branches generally do not generate sufficient revenues to offset their costs until they have been in operation for at least a year or more. Accordingly, de novo branches may be expected to negatively impact earnings during this period of time until the branches reach certain economies of scale.

•	Regulatory and Economic Factors: Growth and expansion plans may be adversely affected by a number of regulatory and economic developments or other events. Failure to obtain required regulatory approvals, changes in laws and regulations, or other regulatory developments and changes in prevailing economic conditions or other unanticipated events may prevent or adversely affect continued growth and expansion. Failure to successfully address the issues identified above could have a material adverse effect on the Bank’s business, future prospects, financial condition, or results of operations, and could adversely affect the Bank’s ability to successfully implement its longer term business strategy.

Ex. C-4

EXECUTION VERSION

The Accuracy of Our Financial Statements and Related Disclosures Could be Affected if the Judgments, Assumptions or Estimates Used in Our Critical Accounting Policies are Inaccurate

The preparation of financial statements and related disclosure in conformity with accounting principles generally accepted in the United States requires us to make judgments, assumptions and estimates that affect the amounts reported in our consolidated financial statements and accompanying notes. Our critical accounting policies, which are included in the section entitled “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” of our Annual Report on Form 10-K for the year ended December 31, 2015 as filed with the Securities and Exchange Commission (“SEC”) on March 15, 2016, describe those significant accounting policies and methods used in the preparation of our consolidated financial statements that we consider “critical” because they require judgments, assumptions and estimates that materially affect our consolidated financial statements and related disclosures. As a result, if future events differ significantly from the judgments, assumptions and estimates in our critical accounting policies, those events or assumptions could have a material impact on our consolidated financial statements and related disclosures.

Negative Public Opinion or Failure to Maintain Our Reputation in the Communities We Serve Could Adversely Affect Our Business and Prevent Us from Growing Our Business

As a community bank, our reputation within the communities we serve is critical to our success. We have set ourselves apart from our competitors by building strong personal and professional relationships with our customers and by being an active member of the communities we serve. As such, we strive to enhance our reputation by recruiting, hiring and retaining employees who share our core values of being an integral part of the communities we serve and delivering superior service to our customers. If our reputation is negatively affected by the actions of our employees or otherwise, we may be less successful in attracting new customers, and our business, financial condition, results of operations and prospects could be materially and adversely affected. Further, negative public opinion can expose us to litigation and regulatory action as we seek to implement our growth strategy, such as delays in regulatory approval based on unfounded complaints, which could impede the timeliness of regulatory approval for acquisitions we may make.

The Obligations Associated with Being a Public Company Require Significant Resources and Management Attention, Which Have Increased Our Costs of Operations and May Divert Focus from Our Business Operations

We have only recently been required to file periodic reports with the SEC. As a public company, we are required to file periodic reports containing our consolidated financial statements with the SEC within a specified time following the completion of quarterly and annual periods. As a public company, we also now incur significant legal, accounting, insurance and other expenses. Compliance with these reporting requirements and other rules of the SEC and the rules of the New York Stock Exchange (“NYSE”) or any exchange on which our common stock may be listed in the future have increased our legal and financial compliance costs and have made some activities more time consuming and costly. Furthermore, the need for corporate infrastructure demanded of a public company may divert management’s attention from implementing our growth strategy, which could prevent us from successfully implementing our strategic initiatives and improving our business, results of operations and financial condition. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a public company. However, we cannot predict or estimate the amount of additional costs we may incur in order to comply with these requirements. We anticipate that these costs will materially increase our general and administrative expenses.

Ex. C-5

EXECUTION VERSION

If We Fail to Correct Any Material Weakness That We Identify in Our Internal Control over Financial Reporting or Otherwise Fail to Maintain Effective Internal Control over Financial Reporting, We May Not Be Able to Report Our Financial Results Accurately and Timely

Our management is responsible for establishing and maintaining adequate internal control over financial reporting and for evaluating and reporting on our system of internal control. Our internal control processes are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles (“GAAP”). As a public company, we are required to comply with the Sarbanes-Oxley Act and other rules that govern public companies. In particular, we are required to certify our compliance with Section 404 of the Sarbanes-Oxley Act, which requires us to furnish annually a report by management on the effectiveness of our internal control over financial reporting. In addition, unless we remain an emerging growth company and elect additional transitional relief available to emerging growth companies, our independent registered public accounting firm will be required to report on the effectiveness of our internal control over financial reporting, beginning as of the first annual report after ceasing to be an emerging growth company.

If we identify material weaknesses in our internal control over financial reporting in the future and we cannot comply with the requirements of the Sarbanes-Oxley Act in a timely manner or attest that our internal control over financial reporting is effective, or if our independent registered public accounting firm cannot express an opinion as to the effectiveness of our internal control over financial reporting when required, we may not be able to report our financial results accurately and timely. As a result, investors, counterparties and customers may lose confidence in the accuracy and completeness of our financial reports; our liquidity, access to capital markets and perceptions of our creditworthiness could be adversely affected; and the market price of our common stock could decline. In addition, we could become subject to investigations by the stock exchange on which our securities are listed, the SEC, the Federal Reserve, the FDIC, or other regulatory authorities, which could require additional financial and management resources. These events could have an adverse effect on our business, financial condition and results of operations.

A Failure in, or Breach of, Our Operational or Security Systems or Infrastructure, or Those of Our Third Party Vendors and Other Service Providers or Other Third Parties, Including as a Result of Cyber Attacks, Could Disrupt Our Businesses, Result in the Disclosure or Misuse of Confidential or Proprietary Information, Damage Our Reputation, Increase Our Costs, and Cause Losses

We rely heavily on communications and information systems to conduct our business. Information security risks for financial institutions such as us have generally increased in recent years in part because of the proliferation of new technologies, the use of the Internet and telecommunications technologies to conduct financial transactions, and the increased sophistication and activities of organized crime, hackers, and terrorists, activists, and other external parties. As customer, public, and regulatory expectations regarding operational and information security have increased, our operating systems and infrastructure must continue to be safeguarded and monitored for potential failures, disruptions, and breakdowns. Our business, financial, accounting, and data processing systems, or other operating systems and facilities, may stop operating properly or become disabled or damaged as a result of a number of factors, including events that are wholly or partially beyond our control. For example, there could be electrical or telecommunication outages; natural disasters such as earthquakes, tornadoes, and hurricanes; disease pandemics; events arising from local or larger scale political or social matters, including terrorist acts; and as described below, cyber attacks.

Ex. C-6

EXECUTION VERSION

Our business relies on its digital technologies, computer and email systems, software and networks to conduct its operations. Although we have information security procedures and controls in place, our technologies, systems and networks and our customers’ devices may become the target of cyber attacks or information security breaches that could result in the unauthorized release, gathering, monitoring, misuse, loss, or destruction of our or our customers’ or other third parties’ confidential information. Third parties with whom we do business or who facilitate our business activities, including financial intermediaries, or vendors that provide service or security solutions for our operations, and other unaffiliated third parties, could also be sources of operational and information security risk to us, including from breakdowns or failures of their own systems or capacity constraints. In addition, hardware, software or applications we develop or procure from third parties may contain defects in design or manufacture or other problems that could unexpectedly compromise information security.

While we have disaster recovery and other policies and procedures designed to prevent or limit the effect of the failure, interruption or security breach of our information systems, there can be no assurance that any such failures, interruptions or security breaches will not occur or, if they do occur, that they will be adequately addressed. Our risk and exposure to these matters remain heightened because of the evolving nature of these threats. As a result, cyber security and the continued development and enhancement of our controls, processes, and practices designed to protect our systems, computers, software, data, and networks from attack, damage or unauthorized access remain a focus for us. As threats continue to evolve, we may be required to expend additional resources to continue to modify or enhance our protective measures or to investigate and remediate information security vulnerabilities. Disruptions or failures in the physical infrastructure or operating systems that support our businesses and clients, or cyber attacks or security breaches of the networks, systems or devices that our clients use to access our products and services, could result in client attrition, regulatory fines, penalties or intervention, reputation damage, reimbursement or other compensation costs, and/or additional compliance costs, any of which could have a material effect on our results of operations or financial condition. Furthermore, if such attacks are not detected immediately, their effect could be compounded. To date, to our knowledge, we have not experienced any material impact relating to cyber-attacks or other information security breaches.

The Bank Is Subject to General Banking Risks

Several risks are inherent in the business of banking. Factors outside the Bank’s control, such as instability in interest rates, a depressed economy, government regulation, and federal monetary policy, for example, could adversely impact the banking industry. Banks are also exposed to risk of loss as a result of fraud, embezzlement, insider abuse, and mismanagement. Extensions of credit create a risk that loans cannot, or will not, be repaid.

Earnings are affected by the ability of the Bank to properly originate, underwrite and service loans. The Bank could sustain losses if it incorrectly assesses the creditworthiness of its borrowers or fails to detect or respond to deterioration in asset quality in a timely manner. Rapid changes in loan and deposit terms could result in a risk of loss from changes in interest rates. In managing its loans and investments (assets) and its borrowings and deposits (liabilities), the Bank will run the risk of having insufficient liquid assets to meet withdrawal requests.

Beyond general banking risk, we will take limited risk in mortgage banking, wealth management, trust services or other financial services being offered. Such risks could have a material adverse effect on our business, financial condition, results of operations and prospects.

Ex. C-7

EXECUTION VERSION

Because We Engage in Lending Secured By Real Estate and May Be Forced to Foreclose on the Collateral Property and Own The Underlying Real Estate, We May Be Subject to the Increased Costs and Risk Associated with the Ownership of Real Property, Which Could Have an Adverse Effect on Our Business or Results of Operations

A significant portion of our loan portfolio is secured by real estate property. During the ordinary course of business, we may foreclose on and take title to properties securing certain loans, in which case, we are exposed to the risks inherent in the ownership of real estate. The amount that we, as a mortgagee, may realize after a default is dependent upon factors outside of our control, including:

•	general or local economic conditions;

•	environmental cleanup liability;

•	neighborhood values;

•	interest rates;

•	real estate tax rates;

•	operating expenses of the mortgaged properties;

•	supply of and demand for rental units or properties;

•	ability to obtain and maintain adequate occupancy of the properties;

•	zoning laws;

•	governmental rules, regulations and fiscal policies; and

•	tornadoes or other natural or man-made disasters.

Certain expenditures associated with the ownership of real estate, principally real estate taxes and maintenance costs, may also adversely affect our operating expenses.

We Are Subject to Environmental Liability Risk Associated with Lending Activities

A significant portion of our loan portfolio is secured by real estate, and we could become subject to environmental liabilities with respect to one or more of these properties. During the ordinary course of business, we may foreclose on and take title to properties securing defaulted loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous conditions or toxic substances are found on these properties, we may be liable for remediation costs, as well as for personal injury and property damage, civil fines and criminal penalties regardless of when the hazardous conditions or toxic substances first affected any particular property. Environmental laws may require us to incur substantial expenses to address unknown liabilities and may materially reduce the affected property’s value or limit our ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase our exposure to environmental liability. Although we have policies and procedures to perform an environmental review before initiating any foreclosure action on nonresidential real property, these reviews may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on us.

Ex. C-8

EXECUTION VERSION

Our Loan Portfolio Includes a Meaningful Amount of Real Estate Construction and Development Loans, Which Have a Greater Credit Risk Than Residential Mortgage Loans

The percentage of loans in real estate construction and development in our portfolio was approximately 29% of total loans at March 31, 2016. These loans make up approximately 24% of our non-performing loans at March 31, 2016. This type of lending is generally considered to have relatively high credit risks because the principal is concentrated in a limited number of loans with repayment dependent on the successful completion and operation of the related real estate project. The credit quality of many of these loans deteriorated during the challenging economic period of 2008 to 2012 due to the adverse conditions in the real estate market during that period and that type of deterioration could occur again. Weakness in residential real estate market prices in the Middle Tennessee area as well as demand could result in price reductions in home and land values adversely affecting the value of collateral securing the construction and development loans that we hold. Should we experience the return of these adverse economic and real estate market conditions we may experience increases in non-performing loans and other real estate owned, increased losses and expenses from the management and disposition of non-performing assets (“NPAs”), increases in provision for loan losses, and increases in operating expenses as a result of the allocation of management time and resources to the collection and work out of loans, all of which would negatively impact our financial condition and results of operations.

We Are Dependent on Key Personnel

We are materially dependent on the performance of our executive management team, loan officers, and other support personnel. The loss of the services of any of these employees could have a material adverse effect on our business, results of operations, and financial condition. Many of these key officers have important customer relationships, which are instrumental to the Bank’s operations. Changes in key personnel and their responsibilities may be disruptive to our business and could have a material adverse effect on our business, financial condition, and results of operations. Management believes that future results also will depend, in part, upon attracting and retaining highly skilled and qualified management, especially in the new market areas into which we may enter, as well as in sales and marketing personnel. Competition for such personnel is intense, and management cannot be sure that we will be successful in attracting or retaining such personnel.

Risks Related to the Regulation of Our Business

We Are Subject to Extensive Regulation

We are subject to extensive governmental regulation and control. Compliance with state and federal banking laws has a material effect on our business and operations. Our operations will at all times be subject to state and federal banking laws, regulations, and procedures. The laws and regulations applicable to the banking industry could change at any time and are subject to interpretation, and management cannot predict the effects of these changes on our business and profitability. Because government regulation greatly affects the business and financial results of all commercial banks and bank holding companies, the cost of compliance could adversely affect our ability to operate profitably. Non-banking financial institutions, such as securities brokerage firms, insurance companies, and money market funds are now permitted to offer services which compete directly with services offered by banks.

The Regulatory Environment for the Financial Services Industry Is Being Significantly Impacted by Financial Regulatory Reform Initiatives, Which May Adversely Impact Our Business, Results of Operations and Financial Condition.

The 2010 Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) contains comprehensive provisions governing the practices and oversight of financial institutions and other participants in the financial markets. The Dodd-Frank Act established, among other requirements, a new financial industry regulator, the Consumer Financial Protection Board (“CFPB”), to centralize

Ex. C-9

EXECUTION VERSION

responsibility for consumer financial protection with broad rulemaking authority to administer and carry out the purposes and objectives of the “Federal consumer financial laws and to prevent evasions thereof,” with respect to all financial institutions that offer financial products and services to consumers, including deposit products, residential mortgages, home-equity loans and credit cards and contains provisions on mortgage-related matters, such as steering incentives, determinations as to a borrower’s ability to repay and prepayment penalties. The CFPB is also authorized to prescribe rules applicable to any covered person or service provider, identifying and prohibiting “unfair, deceptive, or abusive acts or practices” in connection with any transaction with a consumer for a consumer financial product or service, or the offering of a consumer financial product or service (“UDAAP authority”). The ongoing broad rulemaking powers of the CFPB and its UDAAP authority have the potential to have a significant impact on the operations of financial institutions offering consumer financial products or services. The CFPB has indicated that they are examining proposing new rules on overdrafts and other consumer financial products or services and if any such rule limits our ability to provide such financial products or services it may have an adverse effect on our business. Additional legislative or regulatory action that may impact our business may result from the multiple studies mandated under the Dodd-Frank Act. Although the applicability of certain elements of the Dodd-Frank Act is limited to institutions with more than $10 billion in assets, there can be no guarantee that such applicability will not be extended in the future or that regulators or other third parties will not seek to impose such requirements on institutions with less than $10 billion in assets.

The evolving regulatory environment causes uncertainty with respect to the manner in which we conduct our businesses and requirements that may be imposed by our regulators. Regulators have implemented and continue to propose new regulations and issue supervisory guidance and have been increasing their examination and enforcement action activities. We expect that regulators will continue taking formal enforcement actions against financial institutions in addition to addressing supervisory concerns through non-public supervisory actions or findings. We are unable to predict the nature, extent or impact of any additional changes to statutes or regulations, including the interpretation, implementation or enforcement thereof, which may occur in the future.

The impact of the evolving regulatory environment on our business and operations depends upon a number of factors including final implementing regulations, guidance and interpretations of the regulatory agencies, supervisory priorities and actions, the actions of our competitors and other marketplace participants, and the behavior of consumers. The evolving regulatory environment could require us to limit or change our business practices, limit our product offerings, require continued investment of management time and resources in compliance efforts, limit fees we can charge for services, require us to meet more stringent capital, liquidity and leverage ratio requirements, increase costs, impact the value of our assets, or otherwise adversely affect our businesses. The regulatory environment and enhanced examination and supervisory expectations and scrutiny can also potentially impact our ability to pursue business opportunities and obtain required regulatory approvals for potential investments and acquisitions.

Compliance and other regulatory requirements and expenditures have increased significantly for us and other financial services firms, and we expect them to continue to increase as regulators adopt new rules, interpret existing rules and increase their scrutiny of financial institutions, including controls and operational processes. We may face additional compliance and regulatory risk to the extent that we enter into new lines of business or new business arrangements with third-party service providers, alternative payment providers or other industry participants, including providers or participants that may not be regulated financial institutions. The additional expense, time and resources needed to comply with ongoing regulatory requirements may adversely impact our business and results of operations. In addition, regulatory findings and ratings could negatively impact our business strategies.

Ex. C-10

EXECUTION VERSION

We Are Affected by Governmental Monetary Policies

Like all regulated financial institutions, we are affected by monetary policies implemented by the Federal Reserve and other federal instrumentalities. A primary instrument of monetary policy employed by the Federal Reserve is the restriction or expansion of the money supply through open market operations. This instrument of monetary policy frequently causes volatile fluctuations in interest rates, and it can have a direct, adverse effect on the operating results of financial institutions. Borrowings by the United States government to finance the government debt may also cause fluctuations in interest rates and have similar effects on the operating results of such institutions.

The Impact of the Changing Regulatory Capital Requirements and Recently Adopted Capital Rules Is Uncertain

Under recently adopted rules by the Federal Reserve and FDIC, the leverage and risk-based capital ratios of bank holding companies may not be lower than the leverage and risk-based capital ratios for insured depository institutions. These rules became effective as to FFN and the Bank on January 1, 2015 and include new minimum risk-based capital and leverage ratios. Moreover, these rules refine the definition of what constitutes “capital” for purposes of calculating those ratios. The new minimum capital level requirements applicable to bank holding companies and banks subject to the rules are: (i) a new common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 risk-based capital ratio of 6% (increased from 4%); (iii) a total risk-based capital ratio of 8% (unchanged from current rules); and (iv) a Tier 1 leverage ratio of 4% for all institutions. The rules also establish a “capital conservation buffer” of 2.5% (to be phased in over three years) above the new regulatory minimum capital ratios, and result in the following minimum ratios once the capital conservation buffer is fully phased in: (i) a common equity Tier 1 risk-based capital ratio of 7.0%, (ii) a Tier 1 risk-based capital ratio of 8.5%, and (iii) a total risk-based capital ratio of 10.5%. The capital conservation buffer requirement is to be phased in beginning in January 2016 at 0.625% of risk-weighted assets and would increase each year until fully implemented in January 2019. An institution will be subject to limitations on paying dividends, engaging in share repurchases and paying discretionary bonuses if its capital levels fall below the buffer amounts. These limitations establish a maximum percentage of eligible retained income that could be utilized for such actions.

The application of these more stringent capital requirements to FFN and the Bank could, among other things, result in lower returns on invested capital, require the raising of additional capital, and result in regulatory actions if FFN or the Bank were to be unable to comply with such requirements. Furthermore, the imposition of liquidity requirements in connection with the implementation of the final rules could result in FFN or the Bank having to lengthen the term of their funding, restructure their business models and/or increase their holdings of liquid assets. Implementation of changes to asset risk weightings for risk-based capital calculations, items included or deducted in calculating regulatory capital and/or additional capital conservation buffers could result in management modifying its business strategy and could limit FFN’s and the Bank’s ability to make distributions, including paying dividends or buying back shares.

The Expanding Body of Federal, State and Local Regulation and/or the Licensing of Loan Servicing, Collections or Other Aspects of Our Business May Increase the Cost of Compliance And the Risks of Noncompliance

We service our own loans, and loan servicing is subject to extensive regulation by federal, state and local governmental authorities as well as to various laws and judicial and administrative decisions imposing requirements and restrictions on those activities. The volume of new or modified laws and regulations has increased in recent years and, in addition, some individual municipalities have begun to enact laws that restrict loan servicing activities including delaying or temporarily preventing foreclosures or forcing the

Ex. C-11

EXECUTION VERSION

modification of certain mortgages. If regulators impose new or more restrictive requirements, we may incur additional significant costs to comply with such requirements which may further adversely affect us. In addition, our failure to comply with these laws and regulations could possibly lead to: civil and criminal liability; loss of licensure; damage to our reputation in the industry; fines and penalties and litigation, including class action lawsuits; and administrative enforcement actions. Any of these outcomes could materially and adversely affect our business, financial condition, results of operations and prospects.

Federal and State Regulators Periodically Examine Our Business and We May Be Required to Remediate Adverse Examination Findings

The Federal Reserve, the FDIC, and the Tennessee Department of Financial Institutions (“TDFI”) periodically examine our business, including our compliance with laws and regulations. If, as a result of an examination, a banking agency were to determine that our financial condition, capital resources, asset quality, earnings prospects, management, liquidity or other aspects of any of our operations had become unsatisfactory, or that we were in violation of any law or regulation, they may take a number of different remedial actions as they deem appropriate. These actions include the power to enjoin “unsafe or unsound” practices, to require affirmative action to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in our capital, to restrict our growth, to assess civil money penalties, to fine or remove officers and directors and, if it is concluded that such conditions cannot be corrected or there is an imminent risk of loss to depositors, to terminate our deposit insurance and place us into receivership or conservatorship. Any regulatory action against us could have an adverse effect on our business, financial condition and results of operations.

Our FDIC Deposit Insurance Premiums and Assessments May Increase

The deposits of our subsidiary bank are insured by the FDIC up to legal limits and, accordingly, subject our bank subsidiary to the payment of FDIC deposit insurance assessments. The Bank’s regular assessments are based on its average consolidated total assets minus average tangible equity as well as by risk classification, which includes regulatory capital levels and the level of supervisory concern. High levels of bank failures since the beginning of the financial crisis and increases in the statutory deposit insurance limits have increased resolution costs to the FDIC and put significant pressure on the Deposit Insurance Fund (“DIF”). In order to maintain a strong funding position and restore the reserve ratios of the DIF, the FDIC has, in the past, increased deposit insurance assessment rates and charged a special assessment to all FDIC-insured financial institutions. Further increases in assessment rates or special assessments may occur in the future, especially if there are significant additional financial institution failures. Any future special assessments, increases in assessment rates or required prepayments in FDIC insurance premiums could reduce our profitability or limit our ability to pursue certain business opportunities, which could have an adverse effect on our business, financial condition and results of operations.

We Are Required to Act As a Source of Financial and Managerial Strength For Our Bank in Times of Stress

Under federal law and longstanding Federal Reserve policy, we are expected to act as a source of financial and managerial strength to our bank, and to commit resources to support our bank if necessary. We may be required to commit additional resources to our bank at times when we may not be in a financial position to provide such resources or when it may not be in our, or our shareholders’ or creditors’, best interests to do so. Providing such support is more likely during times of financial stress for us and our bank, which may make any capital we are

Ex. C-12

EXECUTION VERSION

required to raise to provide such support more expensive than it might otherwise be. In addition, any capital loans we make to our bank are subordinate in right of payment to depositors and to certain other indebtedness of our bank. In the event of our bankruptcy, any commitment by us to a federal banking regulator to maintain the capital of our bank will be assumed by the bankruptcy trustee and entitled to priority of payment.

Future Acquisitions Generally Will Require Regulatory Approvals and Failure to Obtain Them Would Restrict Our Growth

We may decide to explore complementing and expanding our products and services by pursuing strategic acquisitions. Generally, any acquisition of target financial institutions, branches or other banking assets by us will require approval by and cooperation from, a number of governmental regulatory agencies, possibly including the Federal Reserve, and the FDIC, as well as state banking regulators. In acting on applications, federal banking regulators consider, among other factors:

•	The effect of the acquisition on competition;

•	The financial condition, liquidity, results of operations, capital levels and future prospects of the applicant and the bank(s) involved;

•	The quantity and complexity of previously consummated acquisitions;

•	The managerial resources of the applicant and the bank(s) involved;

•	The convenience and needs of the community, including the record of performance under the Community Reinvestment Act;

•	The effectiveness of the applicant in combating money-laundering activities;

•	The applicant’s regulatory compliance record; and

•	The extent to which the acquisition would result in greater or more concentrated risk to the stability of the United States banking or financial system.

Such regulators could deny our application based on the above criteria or other considerations, which would restrict our growth, or the regulatory approvals may not be granted on terms that are acceptable to us. For example, we could be required to sell branches as a condition to receiving regulatory approvals and such a condition may not be acceptable to us or may reduce the benefit of any acquisition.

We Face a Risk of Noncompliance and Enforcement Action with the Bank Secrecy Act and Other Anti-Money Laundering Statutes and Regulations

The Bank Secrecy Act (the “BSA”), the USA PATRIOT Act of 2001 (the “Patriot Act”) and other laws and regulations require financial institutions, among other duties, to institute and maintain an effective anti-money laundering program and file suspicious activity and currency transaction reports as appropriate. The federal Financial Crimes Enforcement Network is authorized to impose significant civil money penalties for violations of those requirements and has recently engaged in coordinated enforcement efforts with the individual federal banking regulators, as well as the U.S. Department of Justice, Drug Enforcement Administration and Internal Revenue Service. We are also subject to increased scrutiny of compliance with the rules enforced by the Office of Foreign Assets Control. If our policies, procedures and systems are deemed deficient, we would be subject to liability, including fines and

Ex. C-13

EXECUTION VERSION

regulatory actions, which may include restrictions on our ability to pay dividends and the necessity to obtain regulatory approvals to proceed with certain aspects of our business plan, including our acquisition plans. Failure to maintain and implement adequate programs to combat money laundering and terrorist financing could also have serious reputational consequences for us. Any of these results could have an adverse effect on our business, financial condition and results of operations.

There Are Substantial Regulatory Limitations on Changes of Control of a Bank Holding Company

With certain limited exceptions, federal regulations prohibit a person, a company or a group of persons deemed to be “acting in concert” from, directly or indirectly, acquiring more than 10% (5% if the acquirer is a bank holding company) of any class of our voting stock or obtaining the ability to control in any manner the election of a majority of our directors or otherwise direct the management or policies of FFN without prior notice or application to and the approval of the Federal Reserve. Companies investing in banks and bank holding companies receive additional review and may be required to become bank holding companies, subject to regulatory supervision. Accordingly, prospective investors must be aware of and comply with these requirements, if applicable, in connection with any purchase of shares of our common stock. These provisions effectively inhibit certain mergers or other business combinations, which, in turn, could adversely affect the market price of our common stock.

Risks Related to the Civic Merger

We Have Incurred and Will Incur Substantial Expenses Related to Our Pending Acquisition of Civic Bank & Trust

We have incurred and will incur substantial expenses in connection with our pending acquisition of Civic Bank & Trust (“Civic”) and integrating the operations of the acquired business of Civic with our operations. There are a number of factors beyond our control that could affect the total amount or the timing of our transaction and integration expenses and such expenses may exceed our initial projections. Many of the expenses that will be incurred, by their nature, are difficult to accurately estimate at the present time. As a result, the transaction and integration expenses associated with our pending acquisition of Civic could exceed the savings that we expect to achieve from the realization of economies of scale and cost savings related to the integration of the acquired business of Civic following the completion of the acquisition.

Fluctuations in the Trading Price of FFN Common Stock Preceding the Effective Time of the Civic Merger Will Change the Number of Shares of FFN Common Stock That Civic Shareholders Will Receive in the Civic Merger

At the effective time of the merger of Civic with and into the Bank, with the Bank as the surviving entity and wholly owned subsidiary of FFN (the “Civic Merger”), all outstanding shares of common stock of Civic will be exchanged for that number of shares of common stock of FFN with an aggregate value of $28,625,000, calculated by dividing this aggregate value by the volume weighted average closing price of FFN’s common stock for the 20 consecutive trading days ending on and including the 10th trading day preceding the effective date of the Civic Merger; provided, however, that the market value per share of FFN’s common stock used to determine the number of shares of FFN common stock to be issued will be no more than $29.50 per share, and no less than $26.50 per share. Accordingly, the value of the shares of FFN common stock Civic shareholders will receive will not change, although the number of shares of common stock received will vary with the market price for FFN common stock, within the $26.50 to $29.50 range of market value, such that the number of shares of FFN common stock issued in the Civic Merger to holders of Civic common stock will be between 970,338 and 1,080,188 shares.

Ex. C-14

EXECUTION VERSION

The market price of FFN’s common stock at the time the Civic Merger is completed may vary from the price of FFN’s common stock on the date the merger agreement was executed and/or on the date of the Civic special meeting as a result of various factors that are beyond the control of FFN and Civic, including but not limited to general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. In addition to the approval of the Civic Merger Agreement by Civic shareholders, completion of the Civic Merger is subject to satisfaction of other conditions that may not occur until after the Civic special meeting. Therefore, at the time of the Civic special meeting Civic shareholders will not know or be able to calculate the precise consideration they will receive at the effective time of the Civic Merger.

Before or after the Civic Merger, the market value of FFN common stock may decrease and be lower than the FFN Market Price that is used in calculating the consideration to be received by holders of Civic common stock in the Civic Merger.

FFN May Not Be Able to Successfully Integrate Civic or to Realize the Anticipated Benefits of the Civic Merger

The Civic Merger involves the combination of two banks that previously have operated independently. A successful combination of the operations of the two entities will depend substantially on FFN’s ability to consolidate operations, systems and procedures and to eliminate redundancies and costs. FFN also intends to utilize most if not all of Civic’s employees, a plan that may or may not be completely feasible as the growth of the banks and FFN continues and the demands of the marketplace dictate. FFN may not be able to combine the operations of Civic and FSB without encountering difficulties, such as:

•	the loss of key employees;

•	disruption of operations and business;

•	inability to maintain and increase competitive presence;

•	deposit attrition, customer loss and revenue loss;

•	possible inconsistencies and disruptions during the period needed to integrate standards, control procedures and policies;

•	unexpected problems with costs, operations, personnel, technology and credit; and/or

•	problems with the assimilation of new operations, sites or personnel, which could divert resources from regular banking operations.

Additionally, general market and economic conditions or governmental actions affecting the financial industry generally may inhibit the successful integration of Civic and the Bank.

Further, FFN, the Bank and Civic entered into the merger agreement with the expectation that the Civic Merger will result in various benefits including, among other things, benefits relating to enhanced revenues, a strengthened market position for the combined company, cross-selling opportunities, technology, cost savings and operating efficiencies. Achieving the anticipated benefits of the merger is subject to a number of uncertainties, including whether FFN integrates Civic in an efficient and effective manner, and general competitive factors in the marketplace. Failure to achieve these anticipated benefits could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy and could materially impact FFN’s business, financial condition and operating results. Finally, any cost savings that are realized may be offset by losses in revenues or other charges to earnings.

Ex. C-15

EXECUTION VERSION

Regulatory Approvals May Not Be Received, May Take Longer Than Expected or May Impose Conditions That Are Not Presently Anticipated or Cannot Be Met

Before the transactions contemplated in the merger agreement may be completed, including the Civic Merger, prior approval of our applications and notices filed with the Federal Reserve and TDFI must be obtained. These governmental agencies may impose conditions on the completion of the merger or require changes to the terms of the merger agreement. Although FFN does not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the transactions contemplated in the merger agreement or imposing additional costs on or limiting the Bank’s or Civic’s revenues, any of which might have a material adverse effect on FFN following the Civic Merger. There can be no assurance as to whether the regulatory approvals will be received, the timing of those approvals, or whether any conditions will be imposed. The TDFI approved the Civic Merger on April 13, 2016.

The Combined Company Will Incur Significant Transaction and Merger-Related Costs in Connection With the Merger

FFN and Civic expect to incur costs associated with combining the operations of Civic and the Bank. FFN and Civic have just recently begun collecting information in order to formulate detailed integration plans to deliver planned synergies. Additional unanticipated costs may be incurred in the integration of the businesses of FFN and Civic. Although FFN and Civic expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near term, or at all.

Whether or not the Civic Merger is consummated, FFN and Civic will incur substantial expenses, such as legal, accounting and financial advisory fees, in pursuing the merger. Completion of the Civic Merger is conditioned upon the receipt of all material governmental authorizations, consents, orders and approvals, including approval by federal and state banking regulators.

Directors and Officers of Civic have Potential Conflicts of Interest in the Merger

You should be aware that some directors and officers of Civic have interests in the Civic Merger that are different from, or in addition to, the interests of Civic shareholders generally.

For example, certain of the executive officers of Civic have been offered change in control agreements by the Bank that provide the executive officer with payments upon a change in control of FFN or the Bank.

Also, FFN has agreed to add Anil Patel, MD, to the boards of FFN and the Bank, and Dr. Patel will receive compensation for serving on these boards. These agreements may create potential conflicts of interest by creating vested interests in those persons in the completion of the Civic Merger. In addition, FFN agreed in the merger agreement to provide liability insurance to Civic officers and directors. These and certain other additional interests of Civic’s directors and officers may cause some of these persons to view the proposed transaction differently than you view it, although Civic’s board and officers currently have comparable director and officer insurance coverages.

Ex. C-16

EXECUTION VERSION

Failure to Complete the Civic Merger Could Cause FFN’s Stock Price to Decline

If the Civic Merger is not completed for any reason, FFN’s stock price may decline because costs related to the Civic Merger, such as legal, accounting and financial advisory fees, must be paid even if the Civic Merger is not completed. In addition, if the Civic Merger is not completed, FFN’s stock price may decline to the extent that the current market price reflects a market assumption that the Civic Merger will be completed or due to questions about why (or whose “fault” it was that) the Civic Merger was not completed.

Risks Relating to an Investment in the Subordinated Notes

Your Ability to Transfer the Subordinated Notes may be Limited by the Absence of an Active Trading Market, and There is no Assurance that any Active Trading Market Will Develop for the Subordinated Notes

There is no established public market for the Subordinated Notes, and we cannot assure you that an active trading market for the Subordinated Notes will develop. If no active trading market develops, you may not be able to resell your Subordinated Notes at their fair market value or at all. We do not intend to apply for listing the Subordinated Notes on any securities exchange. Future trading prices of the Subordinated Notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, our financial condition and the market for similar securities. We cannot assure you as to the development or liquidity of any trading market for the Subordinated Notes. The liquidity of any market for the Subordinated Notes will depend on a number of factors, including:

•	the number of holders of Subordinated Notes;

•	our operating performance and financial condition;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the Subordinated Notes; and

•	prevailing interest rates.

We cannot assure you that the market, if any, for the Subordinated Notes will be free from similar disruptions or that any such disruptions may not adversely affect the prices at which you may sell your Subordinated Notes. Therefore, we cannot assure you that you will be able to sell your Subordinated Notes at a particular time or the price that you receive when you sell will be favorable.

Your Right to Receive Payments on the Subordinated Notes is Junior to Those Lenders Who Have a Security Interest in our Assets

Our obligations under the Subordinated Notes are unsecured and we may be able to obtain indebtedness from time to time that is secured by all or substantially all of our assets. If we are declared bankrupt or insolvent, or if we default under such secured indebtedness, the lenders could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on the pledged assets to the exclusion of holders of the Subordinated Notes, even if an event of default exists under Subordinated Notes. In any such event, because the Subordinated Notes are not secured by any of our assets, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims fully.

Ex. C-17

EXECUTION VERSION

Your Right to Receive Payments on the Subordinated Notes Will Be Equal to All Other Subordinated Debt and Junior to Any Future Senior Debt

The Subordinated Notes are general unsecured obligations that will rank at least equally in right of payment with all other unsecured subordinated indebtedness of FFN, including our $40 million of fixed-to-floating rate subordinated notes due 2026 that are currently outstanding, and will be junior in right of payment to any future senior indebtedness of FFN and all indebtedness of the Bank. Because of the subordination provisions in the Subordinated Notes, in the event of a bankruptcy, liquidation or dissolution of us or other similar event, assets will not be available to pay obligations under the Subordinated Notes until we have made all payments on any senior indebtedness. We cannot assure you that sufficient assets will remain after all these payments have been made to make any payments on the Subordinated Notes, including payments of principal or interest when due.

The Subordinated Notes are Structurally Subordinated to Debt of the Bank

Because we are a bank holding company, our rights and the rights of our creditors, including the holders of the Subordinated Notes, to participate in the distribution or allocation of the assets of any subsidiary, including the Bank, during its liquidation or reorganization, will be subject to the prior claims of such subsidiary’s creditors, unless we are ourselves a creditor with recognized claims against the subsidiary. In addition, any capital loans that we make to the Bank, or any future banking subsidiaries would be subordinate in right of payment to deposits and to other indebtedness of these banking subsidiaries. Claims from creditors (other than us) against the subsidiaries may include long-term and medium-term debt and substantial obligations related to deposit liabilities, federal funds purchased, securities sold under repurchase agreements, and other short-term borrowings. The Subordinated Notes will not be obligations of, or guaranteed by, our subsidiaries, and our subsidiaries will have no obligation to pay any amounts due on the Subordinated Notes. The note purchase agreements and Subordinated Notes do not limit our ability or the ability of our subsidiaries to issue or incur additional debt.

Repayment of our Debt, Including Required Principal and Interest Payments on the Subordinated Notes, is Dependent on Cash Flow Generated by our Company and our Subsidiaries, Which May be Subject to Limitations Beyond our Control; In Addition, our Ability to Pay Principal and Interest on the Subordinated Notes is Dependent Upon Regulatory Restrictions and the Need to Maintain Sufficient Consolidated Capital (Including Regulatory Capital), and in the Event of our Bankruptcy, Your Recovery May be Impaired by Priority Claims of Federal Banking Agencies

The Bank owns a significant portion of our consolidated assets and conducts a significant portion of our consolidated operations. Repayment of our indebtedness, including the Subordinated Notes, depends, to a significant extent, on the generation of cash flows and the ability of the Bank to make cash available to us by dividend or otherwise. The Bank may not be able to, or may not be permitted to, make distributions to enable us to make payments on our indebtedness, including the Subordinated Notes. The bank is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiary. In the event that we are unable to receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the Subordinated Notes.

In addition, as a bank holding company, our ability to declare and pay interest and principal on the Subordinated Notes is subject to the guidelines of the Federal Reserve regarding capital adequacy. Under Federal Reserve policy, a bank holding company is required to act as a source of financial and managerial strength to each of its banking subsidiaries and commit resources to their support. Such support may be required at times when a holding company may not otherwise be inclined to provide it. A bank holding

Ex. C-18

EXECUTION VERSION

company in certain circumstances could be required to guarantee the capital plan of an undercapitalized banking subsidiary in order for such a plan to be accepted by the regulators. In the event of a bank holding company’s bankruptcy under Chapter 11 of the U.S. Bankruptcy Code, the bankruptcy trustee will be deemed to have assumed and is required to cure immediately any deficit under any commitment by the debtor holding company to any of the federal banking agencies to maintain the capital of an insured depository institution, and any claim for breach of such obligation will generally have priority over most other unsecured claims, including the Subordinated Notes.

The Subordinated Notes do not Restrict our Ability to Incur Additional Debt, Repurchase our Securities or to Take Other Actions That Could Have a Negative Impact on the Holders of the Subordinated Notes

We are not restricted under the terms of the Subordinated Notes from incurring additional debt, including debt that ranks senior to the Subordinated Notes, or repurchasing our common stock or other securities. In addition, the Subordinated Notes do not require us to achieve or maintain any minimum financial results or ratios relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the Subordinated Notes could have the effect of diminishing our ability to make payments on the Subordinated Notes when due.

It is Unclear How Increased Regulatory Oversight and Changes in the Method for Determining LIBOR May Affect the Value of the Floating Rate Subordinated Notes, or How Such Changes Could Affect our Results of Operations or Financial Condition

As a result of concerns about the accuracy of the calculation of LIBOR, a number of British Bankers’ Association (“BBA”) member banks entered into settlements with certain regulators and law enforcement agencies with respect to the alleged manipulation of LIBOR, and there are ongoing investigations by regulators and governmental authorities in various jurisdictions. Following a review of LIBOR conducted at the request of the U.K. government, recommendations for reforming the setting and governing of LIBOR were released on September 28, 2012 (the “Wheatley Review”). The Wheatley Review made a number of recommendations for changes with respect to LIBOR, including the introduction of statutory regulation of LIBOR, the transfer of responsibility for LIBOR from the BBA to an independent administrator, changes to the method of the compilation of lending rates and new regulatory oversight and enforcement mechanisms for rate-setting and a reduction in the number of currencies and tenors for which LIBOR is published. Based on the Wheatley Review and on a subsequent public and governmental consultation process, the U.K. Financial Services Authority published final rules for the U.K. Financial Conduct Authority’s regulation and supervision of LIBOR on March 25, 2013 (the “FCA Rules”). In particular, the FCA Rules include requirements that: (i) an independent LIBOR administrator monitor and survey LIBOR submissions to identify breaches of practice standards and/or potentially manipulative behavior and (ii) firms submitting data to LIBOR establish and maintain a clear conflicts of interest policy and appropriate systems and controls. The FCA Rules took effect on April 2, 2013. Effective early in 2014, ICE Benchmark Administration Ltd. was appointed as the independent LIBOR administrator.

It is uncertain what additional regulatory changes or what changes, if any, in the method of determining LIBOR may be required or made by the U.K. government or other governmental or regulatory authorities. Accordingly, it is not certain whether or to what extent any such changes could have an adverse impact on the value of the floating rate Subordinated Notes, or any loans and other financial obligations or extensions of credit for which we are an obligor. It is also not certain whether or to what extent any such changes would have an adverse impact on the value of any LIBOR-linked securities, loans, derivatives and other financial obligations or extensions of credit held by or due to us or on our results of operations or financial condition.

Ex. C-19

EXECUTION VERSION

Fraudulent Conveyance Laws and Other Limitations on the Enforceability of the Subordinated Notes may Adversely Affect the Validity and Enforceability of the Subordinated Notes

Although laws differ from state to state, in general, the issuance of the Subordinated Notes may be subject to review under federal and state fraudulent transfer and conveyance statutes. If we become debtors in an insolvency proceeding or encounter other financial difficulty, under fraudulent transfer or similar laws, a court may void, subordinate or otherwise decline to enforce the Subordinated Notes. A court might do so if it found that when we issued the Subordinated Notes or, in some cases, when payments became due under the Subordinated Notes, we received less than reasonably equivalent value or fair consideration and:

•	were insolvent or were rendered insolvent by reason of such transactions;

•	were engaged in a business or transaction for which our remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that we would incur, debts beyond our ability to repay such debts as they matured.

A court might also void the issuance of Subordinated Notes without regard to the above factors, if the court found that we issued the Subordinated Notes with actual intent to hinder, delay or defraud our creditors. A court would likely find that we did not receive reasonably equivalent value or fair consideration for the Subordinated Notes if we did not substantially benefit directly or indirectly from the issuance of the Subordinated Notes. If a court were to void the issuance of the Subordinated Notes, you may no longer have a claim against us. In addition, the court might direct you to repay any amounts that you already received from us. The measures of insolvency for the purposes of these fraudulent transfer or similar laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. To the extent a court voids any of the Subordinated Notes as fraudulent transfers or holds any of the Subordinated Notes unenforceable for any other reason, holders of Subordinated Notes may cease to have any direct claim against us. If a court were to take any of these actions, our assets might be applied first to satisfy our other liabilities, if any, before any portion of the assets could be applied to the payment of the Subordinated Notes.

Government Regulation May Affect the Priority of the Subordinated Notes in the Case of a Bankruptcy or Liquidation.

The Dodd-Frank Act created a new resolution regime known as the “orderly liquidation authority,” which may apply to us as a bank holding company. Under the orderly liquidation authority, the FDIC may be appointed as receiver for an entity for purposes of liquidating the entity if the Secretary of the U.S. Department of the Treasury determines that the entity is in severe financial distress and that the entity’s failure would have serious adverse effects on the U.S. financial system.

If the FDIC is appointed as receiver under the orderly liquidation authority, then the Dodd-Frank Act, rather than applicable insolvency laws, would determine the powers of the receiver, and the rights and obligations of creditors and other parties who have dealt with the institution. There are substantial differences in the rights of creditors under the orderly liquidation authority compared to those under the U.S. Bankruptcy Code, including the right of the FDIC to disregard the strict priority of creditor claims in some circumstances, the use of an administrative claims procedure to determine creditors’ claims (as opposed to the judicial procedure utilized in bankruptcy proceedings) and the right of the FDIC to transfer claims to a “bridge” entity. As a consequence of the rights of the FDIC under the orderly liquidation authority, the holders of the Subordinated Notes may be fully subordinated to interests held by the U.S. government in the event that we enter into a receivership, insolvency, liquidation or similar proceeding. While the FDIC has issued regulations to implement the orderly liquidation authority, not all aspects of how the FDIC might exercise this authority are known and additional rulemakings are likely. Further, it is uncertain how the FDIC might exercise its discretion under the orderly liquidation authority in a particular case.

Ex. C-20